Exhibit 99.4

2006
British Columbia
Financial and Economic
Review

66th Edition
(July 2006)

Ministry of Finance
http://www.gov.bc.ca/

Table of Contents

Table of Contents

Introduction		1

General Description of the Province		2
Geography		2
Physiography		2
Climate and Vegetation		3
Population		3

Chapter One — Economic Review		5

2005 Overview		6

External Environment		6
United States Economy		6
Canadian Economy		7
International Economy		7
Financial Markets		8

British Columbia Economy		9
Exports		10
Population		11
Labour and Income Developments		12
Prices and Wages		13
Consumer Expenditure and Housing		14

Industrial Structure and Performance		14
High Tech		15
Tourism		16

Making the Most of BC’s Economic Growth		17
Training and Skills Development		17
International Competitiveness		18
Transportation Infrastructure Plan		18

Conclusion		19

Charts
1.1	Canada and British Columbia economic growth	6
1.2	External economic growth	8
1.3	Canadian dollar	8
1.4	British Columbia real GDP by component	9
1.5	Export shares by market, 2004 and 2005	10
1.6	Key commodity prices	11
1.7	British Columbia population by age and sex, 2005	12
1.8	British Columbia Building permits by category	14
1.9	Service industries in British Columbia	15
1.10	Trends in high technology sector in British Columbia	16
1.11	Visitor entries to British Columbia	16
1.12	British Columbia Tourism industry	17
Map 1.1	Net interprovincial and international migration in BC, 2005	12

Tables
1.1	British Columbia Population and Labour Market Statistics	13
1.2	Price and Earnings Indices	13

Appendix 1 — Economic Review		20

Tables
A1.1A	Aggregate and Labour Market Indicators	21
A1.1B	Prices, Earnings and Financial Indicators	22
A1.1C	Other Indicators	23
A1.1D	Commodity Indicators	24
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	25
A1.3	British Columbia GDP at Basic Prices, by Industry	26
A1.4	British Columbia GDP, Income Based	27
A1.5	Employment by Industry in British Columbia	28
A1.6	Capital Investment by Industry	29
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2005	30
A1.8	British Columbia International Goods Exports by Market Area	31
A1.9	Historical Commodity Prices (in U.S. Dollars)	32
A1.10	British Columbia Forest Sector Economic Activity Indicators	33
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	34
A1.12	Petroleum and Natural Gas Activity Indicators	34
A1.13	Supply and Consumption of Electrical Energy in British Columbia	35
A1.14	British Columbia High-Technology Sector Activity	36

Chapter Two — Financial Review		37

2005/06 Overview		38

Revenue		41

Commercial Crown Corporation Income		43

Expense		46
Consolidated Revenue Fund Expense		47
Other Expenses		48

Full-Time Equivalents (FTEs)		50

Provincial Capital Spending		51

Provincial Debt		55
Taxpayer-supported Debt		56
Self-supported Debt		56
Surplus-Change in Debt Reconciliation		57

Statement of Financial Position		57

Credit Rating		62

Debt Indicators		62

Topic Boxes
2005/06 Negotiating Framework Incentive		49
Review of the Province’s Financial Condition		59

Charts
2.1	2005/06 Surplus – Major Changes from September Update	39
2.2	Revenue Changes from September Update	41
2.3	Capital Spending, 2005/06	51
2.4	Provincial Debt Components	55
2.5	Statement of Financial Position	58
2.6	2005/06 Changes in Financial Position	58

Tables
2.1	Operating Statement	38
2.2	Operating Statement – Changes from September Update	40
2.3	Revenue by Source	44
2.4	Expense by Ministry, Program and Agency	45
2.5	CRF Expense – Changes from September Update	47
2.6	Pressures Allocated to Contingencies	48
2.7	Full-Time Equivalents (FTEs) Utilization	50
2.8	Capital Spending	52
2.9	Capital Spending – Changes from September Update	53
2.10	2005/06 Capital Expenditure Projects Greater Than $50 Million	54
2.11	Provincial Debt Summary	55
2.12	Debt – Changes from September Update	56
2.13	Reconciliation of Summary Surplus to Debt Decrease – 2005/06	57
2.14	Net Liabilities and Accumulated Deficit	57
2.15	Interprovincial Comparison of Credit Ratings, July 2006	62
2.15	Key Debt Indicators – 2001/02 to 2005/06	63

Appendix 2 — Financial Review		65

Government’s Financial Statements		66
Government Reporting Entity		66
Compliance with GAAP		66

The Annual Financial Cycle		67

Unfunded Pension Liabilities		69

Adjustments to the Accumulated Deficit		70

Supplementary Schedules		71

Charts
A2.1	Financial Planning and Reporting Cycle Overview	68

Tables
A2.1	Pension Plan Balances	69
A2.2	Summary of Changes in Accumulated Deficit from the 2005/06 Public Accounts Reported Balance	71
A2.3	Operating Statement Update Since the Third Quarterly Report	72
A2.4	Operating Statement – 2001/02 to 2005/06	73
A2.5	Statement of Financial Position – 2001/02 to 2005/06	74
A2.5a	Changes in Financial Position – 2001/02 to 2005/06	75
A2.6	Revenue by Source – 2001/02 to 2005/06	76
A2.7	Five-Year Revenue by Source – Supplementary Information	77
A2.8	Expense by Function – 2001/02 to 2005/06	78

A2.8a	Expense by Function – 2004/05 to 2005/06 Comparison Prior to Negotiating Framework Incentive Payments	78
A2.9	Five-Year Expense by Function – Supplementary Information	79
A2.10	Taxpayer-supported Entity Operating Statements – 2001/02 to 2005/06	80
A2.11	British Columbia Hydro and Power Authority Five-Year Income Statement	83
A2.12	Liquor Distribution Branch Five-Year Income Statement	83
A2.13	British Columbia Lottery Corporation Five-Year Income Statement	83
A2.14	British Columbia Railway Company Five-Year Income Statement	84
A2.15	Insurance Corporation of British Columbia Five-Year Income Statement	84
A2.16	Full-Time Equivalents (FTEs) 2001/02 to 2005/06	85
A2.17	Capital Spending – 2001/02 to 2005/06	85
A2.18	Five-Year Provincial Debt Summary	86
A2.19	Five-Year Provincial Debt Summary – Supplementary Information	87
A2.20	Capital Spending and Debt Update Since the Third Quarterly Report	88
A2.21	Historical Operating Statement Surplus (Deficit)	89
A2.22	Historical Revenue by Source – Consolidated Revenue Fund	90
A2.23	Historical Expense by Function – Consolidated Revenue Fund	91
A2.24	Historical Provincial Debt Summary	92
A2.25	Provincial Taxes (as of June 2006)	93
A2.26	Interprovincial Comparisons of Tax Rates – 2006	96
A2.27	Summary of Major Tax Changes Announced in 2006	97

Appendix 3 — Constitutional Framework		99

Constitutional Framework		100

Provincial Government		100
Legislature		100
Executive		101
Judiciary		101
Provincial Government Jurisdiction		102

v

Introduction

Introduction

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and the Queen Charlotte Islands. These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest Canadian province in terms of population, which was estimated at 4.3 million persons or about 13 per cent of Canadians on July 1, 2005. BC’s population grew at an average annual compound rate of 0.9 per cent between 1997 and 2005, slightly behind than the 1.0 per cent average annual growth rate of the Canadian population as a whole.

Vancouver, a principal Canadian shipping, manufacturing and services centre, has the largest urban population in BC and was the third largest metropolitan area in Canada with a population of 2,155,880 persons in 2005. Victoria, the province’s capital, is located on Vancouver Island and its regional district had a population of 351,022 persons in 2005.

Chapter One
Economic Review(1)

(1)   Reflects information available as of June 30, 2006.

Chapter 1 - Economic Review

2005 Overview

The British Columbia economy expanded by 3.5 per cent in 2005, after growing 4.0 per cent in 2004. The domestic side of the economy continued to drive growth, as the rising loonie hampered BC’s net exports. Consumer expenditure and investment led BC’s expansion in 2005.

Chart 1.1 Canada and British Columbia economic growth

Consumer spending on goods and services was robust in 2005. The housing sector also recorded another healthy increase, propelled by continued low mortgage rates and high demand. The number of people employed in the province rose faster than the size of the labour force and as a result the annual unemployment rate fell to 5.9 per cent, the lowest annual rate in 30 years.

External Environment

The global economy was very strong in 2005, growing at 4.8 per cent overall. The US economy was robust through the first three quarters of the year, posting annual growth of 3.5 per cent. Developing Asian countries expanded at a rate of 8.6 per cent in 2005, with countries such as China, Singapore, Hong Kong and India leading the world in growth.

United States Economy

Economic developments in the United States during 2005 suggested the underlying momentum remained strong. The economy expanded by 3.5 per cent, supported by continued robust advances in household spending and strong business investment. Real GDP growth slipped to an annualized 1.7 per cent rate in the fourth quarter, due to a number of one-time factors such as a large decline in vehicle sales and a big drop in federal defense spending. Labour market conditions improved overall and the unemployment rate fell 0.4 percentage points to 5.1 per cent.

The growing US trade deficit continued to affect the US current account balance in 2005. Real imports of goods and services expanded at a faster rate than exports and the trade deficit reached a record $726 billion in 2005. The growing current account and budget deficits put further downward pressure on the US dollar.

Canadian Economy

In Canada, real GDP advanced 2.9 per cent in 2005, down from 3.3 per cent in the previous year. Final domestic demand increased 4.3 per cent, after rising 4.2 per cent in 2004. Economic growth moderated towards the end of the year, after picking up momentum in the second quarter.

The current account surplus reached a record level in 2005 at $31.8 billion, or 2.3 per cent of nominal GDP, compared to 2.1 per cent of nominal GDP in 2004. Real exports rose 2.1 per cent despite the continued strength in the Canadian dollar, and imports expanded by 7.1 per cent.

Nominal corporate profits rose 10.6 per cent during the year. This helped real business investment expand 7.1 per cent with big gains in non-residential investment and machinery and equipment investment.

Employment growth in Canada slowed to 1.4 per cent in 2005, compared to 2.4 and 1.8 per cent in 2003 and 2004 respectively. The construction sector hosted many of the new jobs during the year, while the manufacturing sector continued to be a point of weakness for employment.

Increasing interest rates and cooling demand slowed the housing market in 2005, as the number of new housing starts contracted 3.6 per cent over the previous year’s level. Retail sales increased 6.1 per cent, with much of the strength in furniture and home improvement stores.

International Economy

Overseas, economic conditions declined in Japan in the second half of the year after strong growth in the first half, but Japan’s expansion remains strong. Japanese real GDP rose 2.6 per cent in 2005.

Elsewhere, the European economy expanded at 1.4 per cent, a slight decline from the 1.8 per cent pace observed in 2004. Weakness in Germany hampered overall growth.

The International Monetary Fund estimates that world growth in real gross domestic product fell from 5.3 per cent in 2004 to 4.8 per cent in 2005. The decline was mainly due to a weaker growth in the U.S. and Europe. Moreover, rapidly expanding Asian economies are keeping world economic growth at a high rate. China’s economy grew by a vigorous 9.9 per cent in 2005, after expanding by 10.1 per cent in 2004. Economic growth in India came in at 8.3 per cent in 2005, and the Commonwealth of Independent States(2) expanded by 6.5 per cent over the year.

(2)  The Commonwealth of Independent States includes Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan and Ukraine.

Chart 1.2  External economic growth

Financial Markets

The Bank of Canada’s overnight target rate remained steady at 2.5 per cent through the first eight months of the year, then rose steadily to end the year at 3.25 per cent. The US federal funds target rate increased steadily through the entire year, starting at 2.25 per cent and ending the year at 4.25 per cent.

The steady upward movement in US interest rates during the the year reflected the Fed’s views on strengthening labour markets and economic activity, and their stance on keeping inflation contained.

The value of the Canadian dollar continued to rise against a weakening US dollar throughout 2005. The loonie averaged 82.5 cents US last year, up 5.7 cents US from 2004. In December 2005, the Canadian dollar noon-rate peaked at 86.9 cents US.

Chart 1.3  Canadian dollar

British Columbia Economy(3)

(3)     GDP estimates are based on Statistics Canada’s preliminary Provincial Accounts for 2005, released in April 2006. Further information on British Columbia’s economic performance will be released in November 2006, when Statistics Canada releases revised GDP data for 2005 and previous years.

The British Columbia economy grew 3.5 per cent in constant dollar terms in 2005, following a 4.0 per cent increase in 2004. Domestic activity in BC was the main source of strength in 2005.

Chart 1.4 British Columbia real GDP by component

Real consumer spending was strong in 2005 with continued strong demand for both goods and services. Residential investment expanded by 8.6 per cent, with annual housing starts increasing 5.3 per cent over the level observed in 2004.

The provinces’ machinery, non-metallic mineral, fabricated metal product and furniture manufacturers all experienced double digit shipment growth in 2005. On the other hand, the nominal value of shipments of BC wood products fell by 8.1 per cent to a total $12.0 billion. Overall, BC manufacturing shipments grew by 1.6 per cent to a record $43.0 billion in 2005.

Total employment rose 3.3 per cent while the labour force expanded by 1.9 per cent in 2005. This caused the annual unemployment rate to fall from 7.2 to 5.9 per cent.

While real exports increased by 2.9 per cent in 2005, imports continued to expand at a faster rate, which caused a further decline in BC’s trade balance. Imports of goods expanded at a stronger pace than service imports. The sharp rise in machinery and equipment investment led to some of the rise in imports due to capital purchases other from countries. Overall, imports from international trade were up 9.2 per cent in 2005, while interprovincial imports were up 2.1 per cent.

Real business investment rose 8.5 per cent in 2005, due to an 8.6 per cent increase in residential construction and a 16.7 per cent surge in machinery and equipment investment more than offsetting a 1.8 per cent decline in non-residential investment.

Investment figures for 2005 include spending on major capital projects across the province including:

•                  SkyTrain extension (phase 1);

•                  Sea-to-Sky Highway;

•                  Abbotsford Regional Hospital and Cancer Centre;

•                  Vancouver Convention Centre expansion project;

•                  The William R. Bennett Bridge;

•                  Brilliant Dam power expansion;

•                  Surrey Central City Campus (SFU); and

•                  Britannia Mine water treatment plant.

Exports

The value of BC’s current dollar foreign merchandise exports rose $3.3 billion (or 10.6 per cent) in 2005. Exports to the US, the province’s largest trading partner, increased 9.7 per cent, largely due to a rebound in the value of energy exports. The value of exports to Japan rose 9.8 per cent, increasing from a 4.1 per cent gain in 2004. Exports to the Pacific Rim, excluding Japan, increased 8.7 per cent led by continued growth in the value exports to China and South Korea. Exports to India and Mexico also saw significant gains during the year. Exports to Western Europe also rose 13.1 per cent. Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity.

Chart 1.5  Export shares by market

As a result, the US was the destination of a slightly smaller share of British Columbia exports in 2005, accounting for 64.4 per cent. The Pacific Rim’s share of total BC exports fell to 23.9 per cent in 2005, compared to 24.2 per cent in 2004.

Strong external demand and high commodity prices were the main reasons for the boost in the value of exports in 2005. The high value of the Canadian dollar put some downward pressure on exports, but not enough to restrain the expansion led by demand and prices.

Current dollar energy product exports surged by 72.2 per cent to $7.8 billion in 2005, which more than offset a 7.0 per cent drop in forestry exports. The value of metallic mineral product exports rose 28.6 per cent to $2.7 billion. The value of wood product exports fell 5.7 per cent to $9.5 billion, while pulp and paper exports decreased 7.5 per cent to $4.6 billon. The key lumber product price declined in 2005, while pulp prices were relatively stable and newsprint became more expensive.

•                  Lumber prices averaged $355 US per thousand board feet in 2005, down from $394 US in 2004.

•                  Pulp prices averaged $611 US per tonne in 2005, down slightly from $616 US in the previous year.

•                  Newsprint prices rose, averaging $608 US per tonne, compared to $549 US per tonne in 2004.

Chart 1.6  Key commodity prices

Population

Historically, British Columbia’s population has grown faster than Canada’s due to relatively strong net inflows of people from the rest of the country and a large number of immigrants from other countries. Between 1998 and 2002, the province’s population growth slowed due to a net outflow of people to other parts of Canada. Since 2003 however, BC has returned to a net positive inflow of migrants from other provinces, well over 4,000 a year. British Columbia welcomed 43,106 net migrants into the province in 2005, including 38,579 from international sources and 4,527 from other areas in Canada.

Map 1.1  Net interprovincial and international migration in BC, 2005

British Columbia’s population is continuing to age. The baby boom generation is currently between their early 40s and late 50s (see Chart 1.7). Over the next several years there will be a significant increase in the portion of the population that is retired. The bust generation (born from a period of lower birth rates) is currently in their mid 20s to early 30s, with the baby boom echo generation around 20 years old right now.

Chart 1.7  British Columbia population by age and sex, 2005

Labour and Income Developments

Annual average employment rose by 3.3 per cent, or 67,800 jobs, in 2005, the strongest growth among provinces. At the same time, the unemployment rate dropped to 5.9 per cent, the lowest rate in thirty years.

Overall employment in goods-producing industries rose by 3.6 per cent, or 15,800 jobs. The number of people employed in the construction sector rose by 24,000 jobs, or 16.7 per cent. The primary industry expanded by 3,800 jobs, or 5.2 per cent. These gains were partially offset by job losses in the manufacturing sector.

Overall employment in the service industries grew 3.2 per cent in 2005. The professional, scientific & technical service industry added a considerable number of jobs to the economy, employing an additional 17,300 people compared to 2004. The trade sector expanded by 18,800 jobs, or 6.0 per cent. The number of people employed in finance, insurance and real estate rose by 2.9 per cent, or 3,700 positions over the year. The most significant job loss on the service side occurred in the information, culture & recreation and public administration sectors (see Table A1.5 for more details).

The provincial labour force expanded by 1.9 per cent in 2005 after 1.4 per cent growth the year before.

Table 1.1  British Columbia Population and Labour Market Statistics

	Units	2001	2002	2003	2004	2005

Population (as at July 1)	(thousands)	4,078	4,115	4,155	4,202	4,255
	(% change)	1.0	0.9	1.0	1.1	1.3

Net Migration
International	(persons)	35,978	29,704	30,065	30,254	38,579
Interprovincial	(persons)	-7,278	-5,216	4,055	7,077	4,527

Labour Force	(thousands)	2,083	2,148	2,191	2,222	2,263
	(% change)	0.1	3.1	2.0	1.4	1.9

Employment	(thousands)	1,922	1,965	2,015	2,063	2,131
	(% change)	-0.5	2.3	2.5	2.4	3.3

Unemployment Rate	(%)	7.7	8.5	8.0	7.2	5.9

Source: Statistics Canada

Prices and Wages

The British Columbia Consumer Price Index (CPI) increased by 2.0 per cent in 2005 after rising by 2.0 per cent in 2004. Tuition costs saw another sizeable gain, rising an average 9.4 per cent in 2005 following the 21.1 per cent hike in 2004. Gasoline prices were up 12.2 per cent, and homeowners saw an average 6.7 per cent increase in homeowner’s insurance premiums in 2005. Shelter and food cost rose modestly in 2005, up 1.3 per cent and 2.1 per cent respectively.

Table 1.2  Price and Earnings Indices

	Units	2001	2002	2003	2004	2005

Consumer Price Index	(1992=100)	115.2	117.9	120.4	122.8	125.3
(British Columbia)	(% change)	1.7	2.3	2.1	2.0	2.0

Average weekly earnings	($)	648.2	668.0	683.7	686.7	704.5
	(% change)	1.4	3.1	2.3	0.4	2.6

Labour income(1)	($ millions)	70,044	72,790	75,253	78,768	83,756
	(% change)	2.4	3.9	3.4	4.7	6.3

Personal income	($ millions)	110,369	113,350	116,617	121,747	128,236
	(% change)	2.6	2.7	2.9	4.4	5.3

Corporate profits (pre-tax)	($ millions)	11,392	11,096	12,550	17,438	20,085
	(% change)	-1.8	-2.6	13.1	38.9	15.2

(1)          As of April 2006 Provincial Economic Accounts

Source: Statistics Canada

Wages, salaries and supplementary labour income increased 6.3 per cent in 2005, reflecting strong employment growth. This led to an increase in total personal income of 5.3 per cent. Corporate profits had a strong boost in 2005, rising 15.2 per cent due in part to high demand and prices for BC resources.

Consumer Expenditure and Housing

Real consumer spending picked up to a 4.6 per cent growth rate through the year due to strong demand in both the goods and services sectors. Growth in the goods side was also reflected by the 5.7 per cent rise in the total value of retail sales in 2005.

Housing starts rose in the province through the year as demand remained high and mortgage interest rates remained relatively low. For 2005, housing starts totaled 34,667 units, a 5.3 per cent increase from 2004.

Consistent with the strong housing market, the value of residential building permits rose 18.9 per cent to $7.0 billion. The continued housing sector strength resulted from a combination of several factors. Another year of strong employment growth, low mortgage rates, the scarcity of dwellings available for rent or sale together created exceptional conditions that continued to attract consumers to the housing market.

The value of non-residential building permits also rose 55.2 per cent to $3.2 billion. In particular, institutional permits jumped up 90.7 per cent, while commercial permits rose by 53.6 per cent. Industrial permits also saw a 5.5 per cent gain in 2005.

Chart 1.8  BC Building permits by category

Industrial Structure and Performance

The province’s rich endowment of natural resources and their development historically formed the backbone of British Columbia’s economic structure.

In the past, the economy was largely based on primary and secondary forest production. Other natural resource sectors, such as agriculture, mining (including oil and gas) and fishing (including aquaculture) also contributed significantly.

In recent years, a more diversified economy has emerged, supported by many non-resource activities such as film, tourism, high-technology industries including software and biotechnology, and other value-added industries. The British Columbia economy matured into a more broadly based structure that became less vulnerable to changes in international markets for natural resources.

In 2005, growth in BC’s goods-based industries outpaced the services side. GDP in the construction sector grew 5.0 per cent in 2005, largely driven by the continued strength in residential construction. The manufacturing sector also saw strong growth in the year, with real GDP rising 3.6 per cent over the level achieved in 2004. The forestry and logging industry expanded 3.3 per cent in 2005 after a 20.9 per cent gain in 2004.

Service-producing industries still generated about three quarters of the total provincial gross domestic product in 2005. Industries within the service sector include: transportation, communications and storage; wholesale and retail trade; finance, insurance and real estate; community, business and personal services; and public administration and defense.

Chart 1.9  Service industries in BC

High Tech

The high technology sector is a leading performer in British Columbia’s economy, outperforming other sectors in revenue, employment, and wage and salary growth in most years. The global meltdown in high tech in 2001 also affected British Columbia’s high technology industries. The sector has been recovering from the slowdown, with strong GDP growth since 2002 (information for 2005 is unavailable).

Real GDP generated by the high tech sector rose by 4.6 per cent in 2004 to $8.4 billion, compared to 4.0 per cent growth for the provincial economy as a whole. Revenues expanded by 6.8 per cent, and wages and salaries were up 0.3 per cent. The total number of people working in the province’s high tech sector decreased to 64,700 jobs in 2004 (see Table A1.14 for further detail).

Chart 1.10  Trends in high technology sector in BC

Tourism

The appreciating Canadian dollar had a dampening impact on tourism in BC last year, leading to fewer people visiting the province from the U.S. The number of visitors entering the province in 2005 fell 3.0 per cent following a 1.5 per cent increase in 2004. The number of visitors from the US declined by 4.8 per cent while visitor entries from overseas rose by 4.6 per cent. Despite the decline in international visitors, overall tourism revenues were up 6.1 per cent reflecting continued strength in demand from BC and other provinces.

Chart 1.11  Visitor entries to BC

Chart 1.12  BC Tourism industry

Making the Most of BC’s Economic Growth

British Columbia is committed to building a strong and vibrant economy characterized by new investment, new job opportunities and a higher standard of living for British Columbians. Some aspects of the strategy that have been implemented are discussed in this section.

Training and Skills Development

The rapid pace of growth in British Columbia’s economy in recent years has generated employment growth and driven the unemployment rate to a 30 year low. But behind these positive statistics is concern that a shortage of skilled workers, particularly in the construction industry may put capital projects at risk and dampen growth.

Recognizing the opportunities now available from a strong economy, as well as shortages in some sectors of the labour market, Budget 2006 allocated $400 million over four years toward skills and training, including:

•                  $90 million over the next three years for a new program of tax credits to help meet the demand for skilled workers;

•                  $39 million over three years in additional funding for the Industry Training Authority, the provincial agency that governs BC’s industry training system; and

•                  $17 million over two years to extend computer access and training to 117 First Nations communities.

International Competitiveness

The government is continually reviewing the province’s tax structure to ensure. Some of these initiatives include:

•                  the general corporate income tax rate has been reduced from 16.5 per cent to 12.0 per cent since 2001.

•                  exemption from the provincial sales tax for service charges related to the maintenance and modification of computer software;

•                  a three year extension of the BC Mining Flow-Through Share Tax Credit to December 31, 2008 to provide capital for mineral exploration within the province;

•                  broader eligibility for the machinery and equipment sales tax exemption by extending it to businesses that primarily provide manufacturing services to businesses eligible for the exemptions; and

•                  extension of the eligible uses for coloured fuel to all vehicles that are not licensed to operate on a highway.

Transportation Infrastructure Plan

Government investment in modern infrastructure is a critical ingredient in the government’s efforts to take advantage of emerging markets and other opportunities in the global economy. The Province’s multi year transportation infrastructure plan has funded several major capital projects in recent years. Many of these projects are collaborative efforts between the provincial, federal and municipal governments and private sector partners.

The government continues to make progress on last year’s multi-year transportation infrastructure plan. Major capital projects are underway across the province.

The government is presently engaged in several infrastructure capital projects including:

•                  $396 million over the next three years resulting in extensive improvements to the safety of the Sea-to-Sky Highway.

•                  $319 million over the next three years for the Gateway program. The Gateway program has three key projects, the North Fraser Perimeter Road (including the Pitt River Bridge), South Fraser Perimeter Road and the Port Mann/Highway 1 project.

•                  $115 million over the next three years to complete the construction of the William R. Bennett Bridge and its east approach, which is a new five-lane highway that is slated to replace the three-lane Okanagan Lake Bridge.

•                  Over the next three years the government will continue to fund the Heartlands Oil and Gas Road Rehabilitation Program. The program extends the winter drilling season for the province’s oil and gas sector by eliminating seasonal road restrictions.

Conclusion

British Columbia’s economy grew 3.5 per cent in 2005, mainly due to robust growth in the domestic market. The goods-producing industries outperformed the service-producing industries with strong demand for BC resources and high commodity prices. Real business investment jumped 8.5 per cent due to gains in both residential and machinery and equipment investment.

The number of people employed in the province rose 3.3 per cent in 2005, marking another strong year for jobs in BC. The province’s annual unemployment rate dropped to 5.9 per cent, the lowest in 30 years.

Appendix 1
Economic Review

Appendix 1 – Economic Review

Table A1.1A Aggregate and Labour Market Indicators

			Real GDP	Personal	Capital	Business			Unemployment
	Population(1)	Nominal GDP	(chained)	income	investment	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($1997 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1980	2,743	—	—	—	—	21,381	1,357	1,266	6.7
1981	2,824	44,869	79,745	37,220	—	23,368	1,416	1,320	6.8
1982	2,873	45,024	74,877	40,425	—	11,432	1,427	1,253	12.1
1983	2,905	47,477	75,349	41,634	—	13,787	1,446	1,245	13.9
1984	2,946	49,840	75,930	43,734	—	14,052	1,465	1,245	15.0
1985	2,974	53,540	81,203	46,588	—	15,581	1,491	1,274	14.6
1986	3,004	56,547	81,355	48,911	—	17,067	1,524	1,327	12.9
1987	3,050	62,515	86,373	52,903	—	18,691	1,567	1,378	12.1
1988	3,115	69,408	91,395	58,298	—	18,703	1,599	1,435	10.3
1989	3,198	75,582	94,400	65,009	—	21,817	1,659	1,508	9.1
1990	3,291	79,350	95,722	72,038	—	19,550	1,703	1,560	8.4
1991	3,373	81,849	95,897	75,336	17,370	18,528	1,751	1,578	9.9
1992	3,468	87,242	98,373	78,610	17,979	20,406	1,800	1,617	10.1
1993	3,567	94,077	102,770	81,914	18,875	22,955	1,848	1,668	9.7
1994	3,676	100,512	105,669	85,703	21,353	25,774	1,918	1,743	9.1
1995	3,777	105,670	108,194	90,056	20,591	23,846	1,951	1,786	8.5
1996	3,874	108,865	110,857	92,661	19,408	22,848	1,988	1,816	8.7
1997	3,949	114,383	114,383	95,925	22,552	22,958	2,031	1,861	8.4
1998	3,983	115,641	115,883	98,135	20,819	20,759	2,038	1,858	8.8
1999	4,011	120,921	119,604	101,465	21,152	21,009	2,065	1,894	8.3
2000	4,039	131,333	125,145	107,624	21,799	21,515	2,080	1,931	7.1
2001	4,078	133,514	125,924	110,369	23,414	19,749	2,083	1,922	7.7
2002	4,115	138,252	130,324	113,350	23,732	21,262	2,148	1,965	8.5
2003	4,155	145,948	133,888	116,617	25,434	23,243	2,191	2,015	8.0
2004	4,202	157,241	139,205	121,747	29,665	25,428	2,222	2,063	7.2
2005	4,255	168,011	144,028	128,236	32,257	28,593	2,263	2,131	5.9

				Personal	Capital	Business			Unemployment
	Population(1)	Nominal GDP	Real GDP	income	investment	incorporations	Labour force	Employment	rate
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(change)
1981	2.9	—	—	—	—	9.3	4.3	4.2	0.1
1982	1.7	0.3	-6.1	8.6	—	-51.1	0.8	-5.0	5.3
1983	1.1	5.4	0.6	3.0	—	20.6	1.3	-0.7	1.8
1984	1.4	5.0	0.8	5.0	—	1.9	1.3	0.0	1.1
1985	1.0	7.4	6.9	6.5	—	10.9	1.8	2.3	-0.4
1986	1.0	5.6	0.2	5.0	—	9.5	2.2	4.2	-1.7
1987	1.5	10.6	6.2	8.2	—	9.5	2.8	3.8	-0.8
1988	2.1	11.0	5.8	10.2	—	0.1	2.0	4.1	-1.8
1989	2.6	8.9	3.3	11.5	—	16.6	3.8	5.1	-1.2
1990	2.9	5.0	1.4	10.8	—	-10.4	2.6	3.4	-0.7
1991	2.5	3.1	0.2	4.6	—	-5.2	2.8	1.1	1.5
1992	2.8	6.6	2.6	4.3	3.5	10.1	2.8	2.5	0.2
1993	2.9	7.8	4.5	4.2	5.0	12.5	2.7	3.1	-0.4
1994	3.0	6.8	2.8	4.6	13.1	12.3	3.8	4.5	-0.6
1995	2.8	5.1	2.4	5.1	-3.6	-7.5	1.7	2.4	-0.6
1996	2.6	3.0	2.5	2.9	-5.7	-4.2	1.9	1.7	0.2
1997	1.9	5.1	3.2	3.5	16.2	0.5	2.1	2.4	-0.3
1998	0.9	1.1	1.3	2.3	-7.7	-9.6	0.4	-0.1	0.4
1999	0.7	4.6	3.2	3.4	1.6	1.2	1.3	1.9	-0.5
2000	0.7	8.6	4.6	6.1	3.1	2.4	0.7	1.9	-1.2
2001	1.0	1.7	0.6	2.6	7.4	-8.2	0.1	-0.5	0.6
2002	0.9	3.5	3.5	2.7	1.4	7.7	3.1	2.3	0.8
2003	1.0	5.6	2.7	2.9	7.2	9.3	2.0	2.5	-0.5
2004	1.1	7.7	4.0	4.4	16.6	9.4	1.4	2.4	-0.8
2005	1.3	6.8	3.5	5.3	8.7	12.4	1.9	3.3	-1.3

(1) As at July 1. Data take into account adjustments made for net census undercount in 1996 and 2001, and non-permanent residents.

Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.

Table A1.1B Prices, Earnings and Financial Indicators

			Average						Conventional
	Consumer	Vancouver	weekly	Labour	Personal income	PDI	Prime	Can/US	(5 year)
	price index	CPI	wage rate(1)	income	per capita	per capita	rate	exchange rate	mortgage rate
	(1992=100)	(1992=100)	($)	($ millions)	(dollars)	(dollars)	(per cent)	(US cents)	(per cent)
1980	53.5	53.1	—	—	—	—	14.3	85.5	14.5
1981	61.1	60.7	—	25,637	13,180	10,792	19.3	83.4	18.4
1982	67.5	67.1	—	26,497	14,071	11,482	15.8	81.1	18.0
1983	71.2	70.8	—	27,018	14,332	11,590	11.2	81.1	13.2
1984	74.0	73.7	—	27,811	14,845	12,139	12.1	77.2	13.6
1985	76.4	76.0	—	29,100	15,665	12,781	10.6	73.2	12.1
1986	78.6	78.5	—	30,339	16,282	13,133	10.5	72.0	11.2
1987	81.0	80.9	—	32,837	17,345	13,854	9.5	75.4	11.2
1988	83.9	83.8	—	36,110	18,715	14,845	10.8	81.3	11.6
1989	87.7	87.5	—	40,295	20,328	16,149	13.3	84.5	12.1
1990	92.4	92.3	—	44,216	21,889	17,009	14.1	85.7	13.4
1991	97.4	97.1	—	46,296	22,335	17,313	9.9	87.3	11.1
1992	100.0	100.0	—	48,924	22,667	17,458	7.5	82.7	9.5
1993	103.5	103.6	—	51,312	22,964	17,806	5.9	77.5	8.8
1994	105.5	105.7	—	53,972	23,314	17,969	6.9	73.2	9.5
1995	107.9	108.4	—	56,768	23,843	18,302	8.6	72.9	9.2
1996	108.9	109.2	—	58,517	23,919	18,223	6.1	73.3	7.9
1997	109.7	109.8	612.63	60,681	24,291	18,482	5.0	72.2	7.1
1998	110.0	110.4	621.21	61,965	24,638	18,676	6.6	67.4	6.9
1999	111.2	111.4	628.82	64,045	25,297	19,300	6.4	67.3	7.6
2000	113.3	113.9	639.37	68,369	26,646	20,278	7.3	67.3	8.4
2001	115.2	116.0	648.19	70,044	27,064	20,925	5.8	64.6	7.4
2002	117.9	118.6	668.04	72,790	27,546	21,520	4.2	63.7	7.0
2003	120.4	121.0	683.68	75,253	28,067	21,918	4.7	71.4	6.4
2004	122.8	123.4	686.74	78,768	28,974	22,543	4.0	76.8	6.2
2005	125.3	125.7	704.49	83,756	30,138	23,339	4.4	82.5	6.0

			Average						Conventional
	Consumer	Consumer	weekly	Labour	Personal income	PDI	Prime	Can/US	(5 year)
	price index	price index	wage rate(1)	income	per capita	per capita	rate	exchange rate	mortgage rate
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(change)	(change)	(change)
1981	14.2	14.3	—	—	—	—	5.0	-2.1	3.9
1982	10.5	10.5	—	3.4	6.8	6.4	-3.5	-2.4	-0.3
1983	5.5	5.5	—	2.0	1.9	0.9	-4.6	0.1	-4.8
1984	3.9	4.1	—	2.9	3.6	4.7	0.9	-3.9	0.4
1985	3.2	3.1	—	4.6	5.5	5.3	-1.5	-4.0	-1.5
1986	2.9	3.3	—	4.3	3.9	2.8	-0.1	-1.3	-0.9
1987	3.1	3.1	—	8.2	6.5	5.5	-1.0	3.4	0.0
1988	3.6	3.6	—	10.0	7.9	7.2	1.3	5.8	0.4
1989	4.5	4.4	—	11.6	8.6	8.8	2.5	3.2	0.5
1990	5.4	5.5	—	9.7	7.7	5.3	0.7	1.2	1.3
1991	5.4	5.2	—	4.7	2.0	1.8	-4.1	1.6	-2.2
1992	2.7	3.0	—	5.7	1.5	0.8	-2.5	-4.5	-1.6
1993	3.5	3.6	—	4.9	1.3	2.0	-1.5	-5.2	-0.7
1994	1.9	2.0	—	5.2	1.5	0.9	0.9	-4.3	0.8
1995	2.3	2.6	—	5.2	2.3	1.9	1.8	-0.4	-0.4
1996	0.9	0.7	—	3.1	0.3	-0.4	-2.6	0.5	-1.2
1997	0.7	0.5	—	3.7	1.6	1.4	-1.1	-1.1	-0.9
1998	0.3	0.5	1.4	2.1	1.4	1.0	1.6	-4.8	-0.1
1999	1.1	0.9	1.2	3.4	2.7	3.3	-0.2	-0.1	0.6
2000	1.9	2.2	1.7	6.8	5.3	5.1	0.8	0.0	0.8
2001	1.7	1.8	1.4	2.4	1.6	3.2	-1.5	-2.8	-0.9
2002	2.3	2.2	3.1	3.9	1.8	2.8	-1.6	-0.9	-0.4
2003	2.1	2.0	2.3	3.4	1.9	1.8	0.5	7.7	-0.6
2004	2.0	2.0	0.4	4.7	3.2	2.9	-0.7	5.5	-0.2
2005	2.0	1.9	2.6	6.3	4.0	3.5	0.4	5.7	-0.2

(1) Data prior to 1997 are not available.

Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales(1)	starts	building permits	GDP(2)	GDP(2)	exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1980	—	—	37,546	1,207	—	—	12,708
1981	—	—	41,585	1,335	—	—	12,888
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,822
1989	—	—	38,894	1,812	—	—	18,307
1990	—	—	36,720	1,833	—	—	16,605
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,033
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,873
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	4,700	5,096	26,699
1998	31,757	35,762	19,931	2,022	4,854	5,423	25,942
1999	36,679	36,373	16,309	2,104	5,041	5,509	29,044
2000	40,699	38,435	14,418	2,089	5,274	6,198	33,639
2001	38,303	40,719	17,234	2,125	5,431	6,252	31,680
2002	38,512	43,265	21,625	1,771	5,574	6,586	28,828
2003	37,243	44,421	26,174	1,880	5,542	7,172	28,189
2004	42,344	47,217	32,925	2,070	5,811	7,637	30,978
2005	43,010	49,915	34,667	3,212	n.a.	n.a.	34,275

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales(1)	starts	building permits	GDP(2)	GDP(2)	exports
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1981	—	—	10.8	10.7	—	—	1.4
1982	—	—	-52.4	-23.2	—	—	-4.2
1983	—	—	14.1	-24.5	—	—	7.2
1984	—	—	-28.5	6.7	—	—	18.9
1985	—	—	11.1	-1.7	—	—	-13.7
1986	—	—	15.1	12.3	—	—	-4.1
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	12.2
1989	—	—	27.6	10.0	—	—	2.7
1990	—	—	-5.6	1.2	—	—	-9.3
1991	—	—	-13.2	-1.6	—	—	-8.1
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	-6.7	—	—	16.5
1994	14.1	11.6	-7.9	-8.9	—	—	20.1
1995	12.8	7.7	-31.3	11.0	—	—	17.6
1996	-3.7	1.6	2.2	-0.4	—	—	-4.3
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	-5.2	-2.3	-32.1	3.2	3.3	6.4	-2.8
1999	15.5	1.7	-18.2	4.0	3.9	1.6	12.0
2000	11.0	5.7	-11.6	-0.7	4.6	12.5	15.8
2001	-5.9	5.9	19.5	1.7	3.0	0.9	-5.8
2002	0.5	6.3	25.5	-16.6	2.6	5.3	-9.0
2003	-3.3	2.7	21.0	6.1	-0.6	8.9	-2.2
2004	13.7	6.3	25.8	10.1	4.9	6.5	9.9
2005	1.6	5.7	5.3	55.2	n.a.	n.a.	10.6

(1)          Retail sales data have been revised from 1991 to 2005 and are now classified under the North American Industry Classification System (NAICS 2002).

(2)          Data prior to 1997 are not available.

Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.

Table A1.1D Commodity Indicators

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Value of
	production	billed	shipments	production	gas production	production	shipments	generated	receipts	fish products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1980	28,269	74,652	3,266	2,164	—	10,156	—	43,334	779	184
1981	24,598	52,992	2,854	1,852	—	11,782	—	51,008	877	236
1982	23,855	56,232	2,662	1,862	—	11,769	—	48,238	962	241
1983	30,773	71,443	3,221	2,120	—	11,717	—	47,213	917	210
1984	30,884	74,557	2,836	2,082	—	20,771	—	52,369	1,005	243
1985	32,994	76,869	3,298	2,481	—	22,993	—	59,126	1,061	378
1986	31,468	77,503	3,628	2,629	—	20,361	—	50,759	1,106	405
1987	37,336	90,592	4,136	2,762	—	21,990	—	63,066	1,122	455
1988	36,736	86,808	4,141	2,845	—	24,942	—	60,943	1,206	573
1989	35,952	86,793	4,189	2,834	—	24,800	—	57,655	1,255	513
1990	33,514	78,045	3,547	2,992	—	24,557	—	60,662	1,299	559
1991	31,406	73,449	4,014	2,667	—	24,965	—	62,981	1,342	492
1992	33,396	73,937	3,825	2,708	894	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	4,040	3,110	1,162	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,763	2,983	1,275	22,583	2,632	61,015	1,538	728
1995	32,611	76,471	4,572	2,833	1,048	24,350	3,438	58,006	1,586	604
1996	32,671	75,213	4,390	2,801	1,314	25,422	3,004	71,765	1,706	590
1997	31,562	68,628	4,532	2,649	1,599	27,876	3,047	66,961	1,739	604
1998	30,238	64,967	4,462	2,567	1,569	24,868	2,893	67,710	1,814	547
1999	32,397	75,998	4,995	3,016	2,177	24,845	2,445	68,045	1,906	613
2000	34,346	76,988	5,152	3,126	4,786	25,682	2,891	68,241	2,048	667
2001	32,606	72,212	4,710	2,879	5,663	27,006	2,867	57,332	2,224	647
2002	35,501	73,519	4,477	2,900	4,251	24,397	2,864	64,945	2,195	664
2003	36,031	61,925	4,762	2,919	6,230	23,061	2,927	63,051	2,285	645
2004	39,879	92,361	4,724	2,976	6,784	27,082	3,674	60,496	2,415	636
2005	41,013	83,134	4,932	2,953	8,900	25,571	4,863	67,627	2,411	n.a.

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Value of
	production	billed	shipments	production	gas production	production	shipments	generated	receipts	fish products
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1981	-13.0	-29.0	-12.6	-14.4	—	16.0	—	17.7	12.5	28.3
1982	-3.0	6.1	-6.7	0.5	—	-0.1	—	-5.4	9.7	2.1
1983	29.0	27.1	21.0	13.9	—	-0.4	—	-2.1	-4.7	-12.9
1984	0.4	4.4	-12.0	-1.8	—	77.3	—	10.9	9.6	15.7
1985	6.8	3.1	16.3	19.2	—	10.7	—	12.9	5.7	55.6
1986	-4.6	0.8	10.0	6.0	—	-11.4	—	-14.2	4.2	7.1
1987	18.6	16.9	14.0	5.1	—	8.0	—	24.2	1.4	12.3
1988	-1.6	-4.2	0.1	3.0	—	13.4	—	-3.4	7.6	25.9
1989	-2.1	0.0	1.2	-0.4	—	-0.6	—	-5.4	4.0	-10.5
1990	-6.8	-10.1	-15.3	5.5	—	-1.0	—	5.2	3.5	9.0
1991	-6.3	-5.9	13.2	-10.8	—	1.7	—	3.8	3.3	-12.0
1992	6.3	0.7	-4.7	1.5	—	-31.2	—	1.7	4.7	8.3
1993	1.6	7.2	5.6	14.8	30.0	20.1	-6.3	-8.2	3.0	13.5
1994	-0.8	-4.5	17.9	-4.1	9.7	9.5	9.0	3.8	6.4	20.3
1995	-3.1	1.1	-4.0	-5.0	-17.8	7.8	30.6	-4.9	3.1	-17.0
1996	0.2	-1.6	-4.0	-1.1	25.4	4.4	-12.6	23.7	7.6	-2.3
1997	-3.4	-8.8	3.2	-5.4	21.7	9.7	1.4	-6.7	1.9	2.4
1998	-4.2	-5.3	-1.5	-3.1	-1.8	-10.8	-5.1	1.1	4.3	-9.4
1999	7.1	17.0	11.9	17.5	38.7	-0.1	-15.5	0.5	5.1	12.1
2000	6.0	1.3	3.1	3.6	119.8	3.4	18.2	0.3	7.5	8.8
2001	-5.1	-6.2	-8.6	-7.9	18.3	5.2	-0.8	-16.0	8.6	-3.0
2002	8.9	1.8	-4.9	0.7	-24.9	-9.7	-0.1	13.3	-1.3	2.6
2003	1.5	-15.8	6.4	0.7	46.6	-5.5	2.2	-2.9	4.1	-2.9
2004	10.7	49.2	-0.8	2.0	8.9	17.4	25.5	-4.1	5.7	-1.4
2005	2.8	-10.0	4.4	-0.8	31.2	-5.6	32.4	11.8	-0.2	n.a.

Sources: Statistics Canada and BC STATS, Ministry of Finance, based on federal, provincial and industry data.

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

					Machinery and
	Consumer	Government	Residential	Non-Residential	Equipment	Business
	Expenditure	Expenditure	Investment	Investment	Investment	Investment	Exports	Imports	Real GDP
	(millions of 1997 $, chained)
1981	46,028	16,464	5,617	6,184	4,054	15,835	27,680	28,544	79,745
1982	43,500	16,925	4,173	5,005	3,260	12,445	26,193	25,063	74,877
1983	43,724	16,949	4,414	5,365	2,474	12,003	27,669	26,953	75,349
1984	45,023	16,736	4,195	4,724	2,651	11,438	30,047	29,254	75,930
1985	46,865	17,144	4,532	4,424	2,950	11,822	33,014	30,179	81,203
1986	48,025	17,320	4,986	3,467	2,842	11,169	34,514	31,408	81,355
1987	50,640	17,440	5,921	3,690	3,431	12,932	37,212	34,106	86,373
1988	53,193	18,560	6,596	4,471	4,465	15,515	39,388	36,945	91,395
1989	56,485	18,891	7,592	4,954	5,309	17,866	38,692	40,402	94,400
1990	58,858	19,684	7,730	4,913	5,344	17,998	38,359	42,207	95,722
1991	59,028	20,925	7,311	5,160	5,268	17,743	39,074	42,706	95,897
1992	60,930	21,695	8,986	4,048	5,151	18,287	40,473	44,652	98,373
1993	62,851	22,015	9,218	3,862	5,163	18,371	42,146	44,328	102,770
1994	65,500	22,098	9,270	4,971	5,903	20,177	44,723	51,161	105,669
1995	67,321	21,759	8,161	5,001	5,988	19,136	47,288	51,747	108,194
1996	69,812	22,343	8,286	4,483	5,807	18,587	47,795	51,443	110,857
1997	72,380	22,266	8,716	5,791	6,799	21,306	49,691	55,143	114,383
1998	73,585	22,875	7,543	4,704	7,340	19,598	51,092	54,559	115,883
1999	75,648	22,761	6,962	5,000	7,672	19,676	55,575	57,889	119,604
2000	77,953	23,701	7,036	5,003	8,209	20,283	60,346	62,310	125,145
2001	79,626	24,838	7,692	5,852	8,306	21,924	59,271	62,464	125,924
2002	82,354	24,981	8,921	5,336	8,125	22,400	60,384	63,159	130,324
2003	84,838	25,357	10,077	6,152	8,076	24,389	61,823	66,419	133,888
2004	88,317	25,668	11,570	5,879	9,551	26,969	65,350	71,404	139,205
2005	92,406	26,043	12,565	5,776	11,150	29,269	67,256	75,660	144,028
	(annual percentage change)
1982	-5.5	2.8	-25.7	-19.1	-19.6	-21.4	-5.4	-12.2	-6.1
1983	0.5	0.1	5.8	7.2	-24.1	-3.6	5.6	7.5	0.6
1984	3.0	-1.3	-5.0	-11.9	7.2	-4.7	8.6	8.5	0.8
1985	4.1	2.4	8.0	-6.4	11.3	3.4	9.9	3.2	6.9
1986	2.5	1.0	10.0	-21.6	-3.7	-5.5	4.5	4.1	0.2
1987	5.4	0.7	18.8	6.4	20.7	15.8	7.8	8.6	6.2
1988	5.0	6.4	11.4	21.2	30.1	20.0	5.8	8.3	5.8
1989	6.2	1.8	15.1	10.8	18.9	15.2	-1.8	9.4	3.3
1990	4.2	4.2	1.8	-0.8	0.7	0.7	-0.9	4.5	1.4
1991	0.3	6.3	-5.4	5.0	-1.4	-1.4	1.9	1.2	0.2
1992	3.2	3.7	22.9	-21.6	-2.2	3.1	3.6	4.6	2.6
1993	3.2	1.5	2.6	-4.6	0.2	0.5	4.1	-0.7	4.5
1994	4.2	0.4	0.6	28.7	14.3	9.8	6.1	15.4	2.8
1995	2.8	-1.5	-12.0	0.6	1.4	-5.2	5.7	1.1	2.4
1996	3.7	2.7	1.5	-10.4	-3.0	-2.9	1.1	-0.6	2.5
1997	3.7	-0.3	5.2	29.2	17.1	14.6	4.0	7.2	3.2
1998	1.7	2.7	-13.5	-18.8	8.0	-8.0	2.8	-1.1	1.3
1999	2.8	-0.5	-7.7	6.3	4.5	0.4	8.8	6.1	3.2
2000	3.0	4.1	1.1	0.1	7.0	3.1	8.6	7.6	4.6
2001	2.1	4.8	9.3	17.0	1.2	8.1	-1.8	0.2	0.6
2002	3.4	0.6	16.0	-8.8	-2.2	2.2	1.9	1.1	3.5
2003	3.0	1.5	13.0	15.3	-0.6	8.9	2.4	5.2	2.7
2004	4.1	1.2	14.8	-4.4	18.3	10.6	5.7	7.5	4.0
2005	4.6	1.5	8.6	-1.8	16.7	8.5	2.9	6.0	3.5

Source: Statistics Canada

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Mining,				Transportation	Wholesale	Finance,		Public	Real GDP
	Animal	Hunting and	and	Oil and Gas				and	and Retail	Insurance and	Other	Administration	at Basic
	Production	Trapping	Logging	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Real Estate	Services	and Defence	Prices
	(chained 1997 $)
1997	907	201	3,185	2,646	11,479	6,434	2,468	6,590	10,982	23,606	29,807	5,764	104,554
1998	864	131	3,203	2,804	11,228	5,932	2,534	6,679	11,565	23,903	30,681	5,821	105,827
1999	930	101	3,026	2,808	12,809	5,718	2,576	6,956	11,738	24,630	31,187	6,050	109,008
2000	927	115	2,863	2,821	14,954	5,635	2,591	7,458	12,247	25,055	32,449	6,236	113,919
2001	1,084	95	2,872	3,586	13,634	5,854	2,024	7,344	12,596	25,756	33,270	6,354	115,139
2002	1,080	115	2,910	3,800	13,491	6,045	2,462	7,537	12,975	26,754	34,536	6,496	118,847
2003	1,145	128	2,800	3,618	13,858	6,877	2,367	7,535	13,414	27,433	35,441	6,553	121,817
2004	1,149	126	3,386	3,726	15,093	7,472	2,339	8,072	14,236	28,314	35,969	6,545	126,857
2005	1,246	104	3,499	3,736	15,641	7,848	2,536	8,538	15,183	29,417	36,730	6,676	131,440
	(annual percentage change)
1998	-4.8	-35.0	0.6	6.0	-2.2	-7.8	2.6	1.4	5.3	1.3	2.9	1.0	1.2
1999	7.7	-23.0	-5.5	0.2	14.1	-3.6	1.7	4.1	1.5	3.0	1.6	3.9	3.0
2000	-0.4	14.5	-5.4	0.5	16.7	-1.4	0.6	7.2	4.3	1.7	4.0	3.1	4.5
2001	17.0	-17.5	0.3	27.1	-8.8	3.9	-21.9	-1.5	2.9	2.8	2.5	1.9	1.1
2002	-0.4	20.9	1.3	6.0	-1.0	3.3	21.6	2.6	3.0	3.9	3.8	2.2	3.2
2003	6.0	11.8	-3.8	-4.8	2.7	13.8	-3.9	0.0	3.4	2.5	2.6	0.9	2.5
2004	0.4	-1.6	20.9	3.0	8.9	8.7	-1.2	7.1	6.1	3.2	1.5	-0.1	4.1
2005	8.4	-17.8	3.3	0.3	3.6	5.0	8.4	5.8	6.7	3.9	2.1	2.0	3.6

Source: Statistics Canada

Table A1.4 British Columbia GDP, Income Based

			Interest and	Accrued Net	Net Income of			Indirect	Capital Cons.
		Corporation	Miscellaneous	Income of	Non-farm	Inventory	Net Domestic	Taxes	Allowances and		GDP	GDP at
	Labour	Profits before	Investment	Farm	unincorporated	Valuation	Product at	less	Misc. Valuation	Statistical	at Market	Basic
	Income	Taxes	Income	Operators	Business	Adjustment	Basic Prices	Subsidies	Adjustments	Discrepency	Prices	Prices
	($ millions)
1981	25,637	3,484	4,125	-17	2,090	-646	36,810	4,936	5,157	103	44,869	42,070
1982	26,497	1,652	4,384	-8	2,366	-382	36,927	5,176	5,674	-335	45,024	42,266
1983	27,018	2,458	4,188	20	2,834	-288	38,924	5,473	6,001	-227	47,477	44,698
1984	27,811	3,060	4,554	20	3,067	-243	40,795	5,673	6,381	-483	49,840	46,693
1985	29,100	3,468	4,939	33	3,433	-163	43,360	5,878	6,917	-65	53,540	50,212
1986	30,339	4,213	4,893	113	3,745	-212	45,603	6,098	7,337	21	56,547	52,961
1987	32,837	6,430	5,085	115	3,954	-324	50,679	6,696	7,517	205	62,515	58,401
1988	36,110	7,250	5,820	154	4,283	-285	56,076	7,486	8,044	546	69,408	64,666
1989	40,295	5,925	7,183	72	4,580	-195	60,769	8,765	8,748	209	75,582	69,726
1990	44,216	3,670	7,887	73	4,796	120	63,803	9,007	9,590	-9	79,350	73,384
1991	46,296	2,926	7,650	106	5,067	-107	64,888	9,715	10,016	180	81,849	75,084
1992	48,924	3,321	7,586	80	5,563	-616	68,325	11,092	10,601	691	87,242	79,617
1993	51,312	4,328	8,035	83	6,034	-843	72,905	12,440	11,258	1,430	94,077	85,593
1994	53,972	6,756	8,649	63	6,665	-660	79,662	13,164	12,043	-140	100,512	91,565
1995	56,768	7,419	8,808	87	6,758	-167	83,942	13,522	12,882	-407	105,670	96,417
1996	58,517	7,246	8,731	59	7,173	-231	85,950	14,014	13,494	-138	108,865	99,306
1997	60,681	8,286	8,444	89	7,780	101	90,040	14,480	14,526	-4	114,383	104,562
1998	61,965	7,335	8,355	166	8,285	-24	90,860	14,515	15,050	-6	115,641	105,904
1999	64,045	9,309	8,365	199	8,723	-373	95,125	14,972	15,659	22	120,921	110,806
2000	68,369	11,596	10,184	54	9,078	-80	104,232	15,608	16,526	-2	131,333	120,756
2001	70,044	11,392	8,834	141	9,637	47	105,163	15,810	17,539	70	133,514	122,772
2002	72,790	11,096	9,183	35	10,604	-350	108,275	16,467	18,388	39	138,252	126,702
2003	75,253	12,550	9,442	73	11,302	720	114,465	17,552	19,139	-83	145,948	133,521
2004	78,768	17,438	10,149	130	12,058	-69	123,797	18,525	20,125	117	157,241	144,039
2005	83,756	20,085	10,776	117	12,442	192	132,831	19,373	21,273	-3	168,011	154,101
	(annual percentage change)
1982	3.4	-52.6	6.3	—	13.2	—	0.3	4.9	10.0	—	0.3	0.5
1983	2.0	48.8	-4.5	—	19.8	—	5.4	5.7	5.8	—	5.4	5.8
1984	2.9	24.5	8.7	—	8.2	—	4.8	3.7	6.3	—	5.0	4.5
1985	4.6	13.3	8.5	—	11.9	—	6.3	3.6	8.4	—	7.4	7.5
1986	4.3	21.5	-0.9	—	9.1	—	5.2	3.7	6.1	—	5.6	5.5
1987	8.2	52.6	3.9	—	5.6	—	11.1	9.8	2.5	—	10.6	10.3
1988	10.0	12.8	14.5	—	8.3	—	10.6	11.8	7.0	—	11.0	10.7
1989	11.6	-18.3	23.4	—	6.9	—	8.4	17.1	8.8	—	8.9	7.8
1990	9.7	-38.1	9.8	—	4.7	—	5.0	2.8	9.6	—	5.0	5.2
1991	4.7	-20.3	-3.0	—	5.7	—	1.7	7.9	4.4	—	3.1	2.3
1992	5.7	13.5	-0.8	—	9.8	—	5.3	14.2	5.8	—	6.6	6.0
1993	4.9	30.3	5.9	—	8.5	—	6.7	12.2	6.2	—	7.8	7.5
1994	5.2	56.1	7.6	—	10.5	—	9.3	5.8	7.0	—	6.8	7.0
1995	5.2	9.8	1.8	—	1.4	—	5.4	2.7	7.0	—	5.1	5.3
1996	3.1	-2.3	-0.9	—	6.1	—	2.4	3.6	4.8	—	3.0	3.0
1997	3.7	14.4	-3.3	—	8.5	—	4.8	3.3	7.6	—	5.1	5.3
1998	2.1	-11.5	-1.1	—	6.5	—	0.9	0.2	3.6	—	1.1	1.3
1999	3.4	26.9	0.1	—	5.3	—	4.7	3.1	4.0	—	4.6	4.6
2000	6.8	24.6	21.7	—	4.1	—	9.6	4.2	5.5	—	8.6	9.0
2001	2.4	-1.8	-13.3	—	6.2	—	0.9	1.3	6.1	—	1.7	1.7
2002	3.9	-2.6	4.0	—	10.0	—	3.0	4.2	4.8	—	3.5	3.2
2003	3.4	13.1	2.8	—	6.6	—	5.7	6.6	4.1	—	5.6	5.4
2004	4.7	38.9	7.5	—	6.7	—	8.2	5.5	5.2	—	7.7	7.9
2005	6.3	15.2	6.2	—	3.2	—	7.3	4.6	5.7	—	6.8	7.0

Source: Statistics Canada

Table A1.5 Employment by Industry in British Columbia

	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
	(thousands)
Total – all industries	1,786	1,816	1,861	1,858	1,894	1,931	1,922	1,965	2,015	2,063	2,131

Primary industries	81	86	88	84	77	82	66	67	79	72	76
Agriculture	26	31	34	33	28	30	26	29	33	37	39
Forestry, logging & support activities	36	32	32	30	30	36	25	25	28	22	22
Fishing, hunting and trapping	5	5	5	3	4	4	5	3	5	3	2
Mining and oil & gas extraction	14	18	16	18	15	13	11	9	13	11	14

Manufacturing	188	193	196	196	192	203	195	197	207	211	198
Food, beverages & tobacco	22	24	25	26	22	23	26	27	32	31	32
Wood products	43	43	45	43	42	46	49	44	49	47	46
Paper	24	23	23	23	22	18	15	17	14	12	12
Printing & related support activities	9	11	10	8	9	11	9	9	8	8	8
Primary metals	12	11	9	9	10	11	8	6	9	7	7
Metal fabrication	10	9	11	10	12	13	14	13	14	15	18
Transportation equipment	9	9	13	13	13	13	10	13	12	12	9
Machinery manufacturing	7	6	9	9	8	8	7	10	9	10	10
Other manufacturing	53	56	53	55	53	61	58	58	60	71	57

Construction	126	119	123	117	114	111	111	118	120	144	168
General contractors	45	44	41	38	42	42	40	42	47	51	66
Special trade contractors	81	76	82	79	73	69	71	77	73	93	102

Utilities	11	10	10	11	11	10	11	11	11	9	10

Transportation and warehousing	97	100	108	106	116	117	112	113	120	117	119
Transportation	94	97	102	102	112	114	108	108	114	112	114
Warehousing and storage	4	3	6	3	4	3	4	5	6	5	5

Trade	294	291	298	290	305	301	303	325	328	316	335
Wholesale trade	65	67	71	61	79	67	67	74	76	66	80
Retail trade	229	224	227	229	226	234	236	251	251	250	255

Finance, Insurance, Real Estate & Leasing	117	124	128	122	121	118	121	123	125	129	133
Finance	48	51	56	52	55	52	56	56	60	56	60
Insurance	22	24	27	24	23	27	25	24	20	27	26
Real estate	37	39	34	38	33	29	28	32	34	35	35
Leasing	10	10	11	8	10	9	12	11	11	12	13

Public administration	102	106	101	94	93	92	90	88	93	97	95
Federal administration	32	37	34	29	33	34	30	32	37	34	33
Provincial administration	37	36	32	29	29	27	33	27	28	29	30
Local administration	33	34	34	35	31	32	27	29	29	34	32

Other service industries	771	787	809	839	866	897	913	924	933	967	997
Education & related services	124	118	120	118	127	137	138	139	140	136	146
Health & welfare services	179	183	191	197	193	201	197	212	213	219	217
Professional, scientific & technical	104	108	112	123	136	136	139	136	139	146	164
Information, culture & recreation	84	85	89	93	91	99	106	106	109	115	112
Services to business management	56	60	63	67	65	71	71	72	80	82	90
Accommodation & food services	134	141	142	147	149	155	164	163	159	175	176
Miscellaneous services	89	91	92	93	105	99	98	96	93	94	91

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.

Table A1.6 Capital Investment by Industry

					Preliminary		2004	2005
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2001	2002	2003	2004	2005	2006	2005	2006
			($ millions)				(per cent)
Agriculture, forestry, fishing and hunting	336.1	383.8	395.6	444.5	419.8	418.2	-5.6	-0.4
Mining, quarrying and oil well industries	2,925.8	2,299.4	3,309.3	3,978.6	4,048.7	3,538.9	1.8	-12.6
Manufacturing	1,303.6	1,098.3	1,176.4	1,466.9	1,633.4	1,525.7	11.4	-6.6
Construction	248.3	280.3	306.9	355.6	405.8	522.5	14.1	28.8
Transport and warehousing	2,062.5	2,142.6	1,429.6	1,359.5	1,823.0	2,500.5	34.1	37.2
Utilities	943.6	1,084.6	1,375.8	1,374.8	1,620.9	2,248.4	17.9	38.7
Wholesale	339.7	369.0	415.5	392.5	396.1	456.8	0.9	15.3
Retail trade	774.1	731.8	822.5	1,065.6	968.3	1,097.6	-9.1	13.4
Finance and insurance	1,529.7	1,333.5	1,295.5	1,292.0	1,371.3	1,543.4	6.1	12.6
Real estate, rental and leasing	1,524.6	1,661.4	1,572.1	1,557.6	1,691.5	1,733.3	8.6	2.5
Information and cultural industries	1,465.1	1,087.3	764.1	947.5	864.2	857.0	-8.8	-0.8
Professional, scientific and technical	315.2	348.6	349.4	362.8	336.7	349.4	-7.2	3.8
Management of companies and enterprises	30.5	32.4	14.4	57.6	44.5	27.4	-22.7	-38.4
Admin, waste and remediation services	115.8	75.9	99.0	107.7	120.5	118.5	11.9	-1.7
Arts, entertainment and recreation	126.1	98.3	144.1	216.6	261.8	281.1	20.9	7.4
Accommodation and food services	239.0	396.3	431.0	467.7	382.7	412.5	-18.2	7.8
Education services	610.4	660.8	726.2	871.6	879.2	922.6	0.9	4.9
Health services	552.3	558.1	612.3	711.0	637.8	697.2	-10.3	9.3
Public administration	2,109.7	2,158.6	2,017.6	2,386.8	2,914.9	3,147.9	22.1	8.0
Other services	161.4	176.5	170.4	207.4	203.7	149.6	-1.8	-26.6
Housing	5,700.8	6,754.0	8,006.4	10,040.4	11,231.7	11,795.6	11.9	5.0
Total	23,414.3	23,731.6	25,434.1	29,664.7	32,256.7	34,344.1	8.7	6.5

Public	4,520.4	4,670.5	4,611.1	5,352.2	6,219.4	7,421.2	16.2	19.3
Private	18,893.8	19,061.1	20,823.1	24,312.4	26,037.3	26,922.9	7.1	3.4
Total	23,414.3	23,731.6	25,434.1	29,664.7	32,256.7	34,344.1	8.7	6.5

Machinery and equipment	9,261.8	8,865.1	8,305.8	8,922.8	9,705.1	10,149.2	8.8	4.6
Construction	14,152.5	14,866.5	17,128.4	20,741.9	22,551.7	24,194.9	8.7	7.3
Total	23,414.3	23,731.6	25,434.1	29,664.7	32,256.7	34,344.1	8.7	6.5

Note: Totals may not add due to rounding.

Totals may not add due to some data not being disclosed for confidentiality reasons.

Source: Statistics Canada.

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2005

			European	Other	Total -
Commodity	U.S.	Japan	Union(1)	Markets	All Countries
	($ millions)
Solid wood products	7,441	1,367	283	392	9,484
Lumber (softwood)	4,805	969	212	286	6,272
Cedar shakes and shingles	225	0	6	5	235
Plywood (softwood)	433	16	6	5	460
Other panel products	701	28	0	11	741
Selected value-added wood products	849	119	8	28	1,004
Other	428	236	51	57	773

Pulp and paper products	2,130	301	655	1,494	4,580
Pulp	719	254	582	1,026	2,580
Newsprint	362	32	7	222	624
Paper, paperboard – excluding newsprint	918	11	65	214	1,209
Other	131	3	1	32	167

Agriculture and food other than fish	1,036	130	63	374	1,604
Fruit and nuts	155	14	5	20	194
Vegetables	260	8	4	27	299
Other	621	108	54	327	1,111

Fish products	526	218	71	171	985
Whole fish; fresh, chilled, frozen – excluding salmon	75	42	18	45	181
Whole salmon; fresh, chilled, frozen	259	37	18	35	349
Salmon; canned, smoked, etc.	39	3	31	13	86
Other	153	135	4	78	369

Metallic mineral products	571	1,187	114	826	2,697
Copper ores and concentrates	0	488	14	473	976
Molybdenum ores and concentrates	187	196	94	104	581
Unwrought aluminum	62	399	1	122	584
Unwrought zinc	218	5	0	89	312
Other	104	98	5	37	244

Energy products	4,942	749	831	1,255	7,777
Natural gas	3,961	0	0	0	3,961
Coal	163	749	831	1,243	2,986
Electricity	676	0	0	0	676
Other	142	0	0	11	154

Machinery and equipment	2,422	102	326	513	3,363
Motor vehicles and parts	330	12	12	44	398
Electrical/electronic/communications	483	13	43	115	653
Other	1,609	78	271	355	2,313

Plastics and articles of plastic	502	3	12	28	545
Apparel and accessories	112	7	15	7	140
				0
All other commodities	2,399	107	82	511	3,099
Total	22,081	4,171	2,452	5,570	34,275

(1)                       Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the United Kingdom.

Source: BC STATS

Note: This data has been revised by BC Stats to correct a misallocation error and will not match data released by Statistics Canada.

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2003	2004	2005	2004-2005	2004	2005
	($ millions)			(per cent)
United Kingdom	302	340	421	23.7	1.1	1.2
Germany	364	416	477	14.9	1.3	1.4
People’s Republic of China	908	1,263	1,376	9.0	4.1	4.0
Hong Kong	180	254	226	-11.0	0.8	0.7
Taiwan	428	482	511	6.0	1.6	1.5
Japan	3,650	3,799	4,171	9.8	12.3	12.2
South Korea	772	909	1,173	29.0	2.9	3.4
India	108	132	194	47.0	0.4	0.6
Australia	201	222	179	-19.5	0.7	0.5
Mexico	107	197	240	21.7	0.6	0.7
United States	18,792	20,121	22,081	9.7	65.0	64.4
Other	2,377	2,842	3,225	13.5	9.2	9.4
Total	28,189	30,978	34,275	10.6	100.0	100.0

Market Areas:
Western Europe(1)	1,877	2,180	2,466	13.1	7.0	7.2
Pacific Rim(2)	6,599	7,493	8,186	9.2	24.2	23.9

(1)      Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

(2)      Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: BC STATS

Note: This data has been revised by BC Stats to correct a misallocation error and will not match data released by Statistics Canada.

Table A1.9 Historical Commodity Prices (in US Dollars)

	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
Metals
Copper (London; $/lb)	1.33	1.04	1.03	0.75	0.71	0.82	0.72	0.71	0.81	1.30	1.67
Lead (London; $/lb)	0.28	0.35	0.28	0.24	0.23	0.21	0.22	0.21	0.23	0.40	0.44
Zinc (London; $/lb)	0.53	0.51	0.65	0.51	0.53	0.56	0.44	0.35	0.39	0.48	0.63
Gold (London; $/troy oz)	384	388	331	294	279	280	271	310	363	409	445
Silver (London; $/troy oz)	5.21	5.18	4.89	5.53	5.25	5.00	4.39	4.60	4.88	6.66	7.32
Molybdenum ($/lb)	7.42	3.61	4.18	3.31	2.65	2.51	2.31	3.59	5.21	15.92	31.05
Aluminum (London; $/lb)	0.82	0.68	0.73	0.62	0.62	0.69	0.65	0.61	0.65	0.78	0.86
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, $/1000 bd ft)	251	351	353	287	342	256	247	235	270	394	355
Pulp (Northern Europe; $/tonne; transaction price)	883	590	566	515	523	681	543	463	523	616	611
Newsprint (Pulp and Paper Week; $/tonne)	674	652	560	595	513	564	588	468	501	549	608
Hemlock baby squares (Madison’s Lumber Reporter; 3 9/16”)	862	796	821	556	585	566	583	593	535	614	540
Other
Oil (West Texas Intermediate; $/barrel)	18	22	21	14	19	30	26	26	31	42	57
Natural Gas (Sumas; $/Mmbtu)	1.03	1.35	1.70	1.61	2.15	4.17	4.58	2.68	4.66	5.27	7.15

Source: Ministry of Finance, Ministry of Energy, Mines and Petroleum Resources, US Federal Reserve Bank

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

						Change(1)
Indicator	2001	2002	2003	2004	2005	2004-2005
	(million cubic meters)					(per cent)
Wood production
Timber billed	72.2	73.5	61.9	92.4	83.1	-10.0
Lumber	32.6	35.5	36.0	39.9	41.0	2.8
Plywood	1.6	1.7	1.7	1.9	1.9	-0.5

	(million tonnes)
Timber scaled by species
Lodgepole pine	22.0	26.2	29.5	30.2	37.6	24.3
Spruce	12.0	13.0	13.2	11.7	11.9	2.3
Hemlock	8.2	8.7	7.0	9.2	7.6	-17.7
Douglas fir	10.7	10.7	10.1	12.8	10.9	-14.3
Balsam	6.8	6.5	5.7	6.1	5.1	-16.5
Cedar	6.1	6.4	5.4	7.3	6.0	-18.5
All others	4.1	3.8	4.0	4.3	4.2	-1.5
Total(2)	69.8	75.2	74.9	81.6	83.4	2.1

	(million tonnes)
Pulp and paper shipments	7.6	7.4	7.6	7.7	7.9	2.5
Market pulp	4.7	4.5	4.8	4.7	4.9	4.4
Newsprint, paper and paperboard	2.9	2.9	2.9	3.0	3.0	-0.8

	(1997=100)
Industrial product price indices
Softwood lumber – British Columbia	82.6	81.7	72.6	85.2	74.7	-12.4
Douglas fir plywood	94.4	104.2	110.8	126.5	94.6	-25.2
Bleached sulphate pulp	105.7	96.1	97.2	104.1	97.0	-6.8
Newsprint for export	123.0	96.2	89.3	91.4	94.2	3.1

(1)                  Percentage change based on unrounded numbers.

(2)                  Total may not add due to rounding.

Sources:               Timber scaled (less waste and reject) – Ministry of Forests and Range
Lumber and plywood production – Statistics Canada
Pulp and paper production – Canadian Pulp and Paper Association
Industrial product price indices – Statistics Canada

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals(1)	Aggregates(2)	Coal	Crude Oil(3)	to Pipeline	and Gas(4)	Total
	($ millions)
1991	1,511	290	159	861	260	562	36	3,679
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,477
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,634
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,532
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	348	228	998	718	5,396	116	9,157
2004	1,956	355	239	1,125	824	5,827	133	10,459
2005 ^	2,419	363	241	1,840	962	7,765	173	13,763

^                          Estimate.

(1)                  Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

(2)                  Sand and gravel; stone.

(3)      Includes Pentanes and Condensate.

(4)      Liquified Petroleum Gases and Sulphur.

Sources: Natural Resources Canada and Ministry of Energy, Mines and Petroluem Resources

Table A1.12 Petroleum and Natural Gas Activity Indicators

							Change
Indicator	Unit of Measure	2001	2002	2003	2004	2005	2004-2005
							(per cent)
Natural gas production (wellhead)(1)	(billion cubic m)	29.9	32.4	30.8	31.3	31.9	1.9
Crude oil and condensate	(million cubic m)	3.2	2.8	2.8	2.7	2.4	-11.4
Wells authorized	(number)	977	876	1,399	1698	1790	5.4
Wells drilled	(number)	875	643	1,041	1270	1424	12.1
Seismic crew-weeks	(number)	167	160	164	194	430	121.6
Provincial reserves
Marketable gas (remaining reserves)	(billion cubic m)	252	255	260	317	385	21.5
Oil (remaining reserves)	(million cubic m)	25.5	22.6	22.4	22.0	20.9	-5.2
Provincial government petroleum and natural gas revenue(2)	($ millions)	1,731.1	1,241.7	2,114.2	1,794.5	2,560.5	42.7

(1)                  Not including gas retrieved from storage. During 2005, 1 billion cubic metres were produced from storage wells.

(2)                  Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source: Ministry of Energy, Mines and Petroleum Resources

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption
	Net Generation
				Receipts		Delivered
			Total	From Other	Total	To Other	Total
			Provincial	Provinces	Provincial	Provinces	Provincial
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption
	(gigawatt-hours)(1)
1986	48,923	1,836	50,759	3,345	54,104	4,709	49,395
1987	61,057	2,010	63,066	1,203	64,269	13,336	50,934
1988	58,573	2,370	60,943	2,351	63,293	9,215	54,078
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966
2005	60,429	7,198	67,627	7,226	74,854	9,247	65,606

(1)                  Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada

Table A1.14 British Columbia High-Technology Sector Activity

									Change
Indicator	1997	1998	1999	2000	2001	2002	2003	2004(1)	2003-2004
									(per cent)
Number of Establishments(2)
Manufacturing	—	838	871	859	826	809	783	789	0.8
Services	—	5,952	6,471	7,167	7,444	7,355	7,443	7,499	0.8
Total	—	6,790	7,342	8,026	8,270	8,164	8,226	8,288	0.8

Employment (persons)
Manufacturing	10,790	11,230	13,620	15,050	15,200	14,080	12,940	12,270	-5.1
Services	43,950	42,730	45,880	49,260	52,720	51,310	53,290	52,390	-1.7
Total	54,700	54,000	59,500	64,300	67,900	65,400	66,200	64,700	-2.4

Wages and Salaries ($ millions)
Manufacturing	386	448	506	555	633	712	697	680	-2.5
Services	2,296	2,122	2,216	2,525	2,752	2,691	2,901	2,928	0.9
Total	2,682	2,569	2,723	3,081	3,385	3,403	3,598	3,608	0.3

Real GDP ($ 1997 millions)	5,096	5,492	5,956	7,220	7,215	7,510	7,983	8,354	4.6
Nominal GDP ($ millions)	5,096	5,423	5,509	6,198	6,252	6,586	7,172	7,637	6.5

Revenues ($ millions)	8,988	9,764	10,761	11,689	11,424	12,082	13,101	13,996	6.8

Exports ($ millions)	581	769	840	923	748	685	629	673	7.1

(1)      Data for 2004 is preliminary and subject to change.

(2)      Data not available prior to 1998 or for 2005.

Source: BC STATS

Chapter Two
Financial Review

Chapter Two Financial Review

2005/06 Overview

The provincial government ended the 2005/06 fiscal year with a record surplus of $3.1 billion, $1.8 billion higher than the budgeted surplus of $1.3 billion. The surplus reflected robust economic performance in both domestic and export sectors, improved natural resources revenue, higher than anticipated federal transfers, and sound financial management on the spending side. The record surplus, after capital outlays, also enabled a $1.5 billion reduction in debt.

Table 2.1 Operating Statement

	September
	Update	Actual	Actual	Annual
($ millions)	2005/06	2005/06	2004/05 (1)	Change (2)
				(percent)
Taxpayer-supported programs and agencies:
Revenue	32,202	33,749	30,805	9.6
Expense before negotiating framework incentive	(32,876)	(32,177)	(30,667)	4.9
Negotiating framework incentive	—	(710)	—	—
Taxpayer-supported balance	(674)	862	138	524.6
Commercial Crown corporation income	2,274	2,198	2,558	(14.1)
Surplus before forecast allowance	1,600	3,060	2,696	13.5
Forecast allowance	(300)	—	—	—
Surplus	1,300	3,060	2,696	13.5

(1)                  Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2006.

(2)                  Percentage change between 2005/06 actual and 2004/05 actual.

This is the third year in a row that the provincial government’s actual results have significantly improved on its budget targets, reflecting British Columbia’s solid economic performance, resulting, in part, from reductions to the regulatory burden and introduction of competitive tax rates.

For the second consecutive year, the Auditor General provided an unqualified opinion on the 2005/06 financial statements, and commended British Columbia for being a leader in complying with generally accepted accounting principles (GAAP) and the inclusiveness of its budget and financial reports. Further information on compliance with GAAP can be found in the Appendix to this chapter.

The $3.1 billion surplus included:

•                  taxpayer-supported program and agency revenue of $33.7 billion, $1.5 billion higher than budget and a 9.6 per cent improvement over the previous year;

•                  taxpayer-supported program and agency expense of $32.2 billion, $699 million lower than budget, but a 4.9 per cent increase compared to the previous year;

•                  contract settlement incentive payments of $710 million that were an important part of the province’s negotiating framework; and

•                  commercial Crown corporation net income of $2.2 billion, $76 million lower than budget and a 14.1 per cent reduction from the previous year.

As is shown in Chart 2.1, the 2005/06 surplus was $1.8 billion higher than budget due to a number of factors.

Chart 2.1                                            2005/06 Surplus – Major Changes From September Update

Taxation revenue was up $984 million mainly due to the province’s robust economic growth. Major increases resulted from income taxes, partially due to higher assessments for 2004, and from the property transfer tax, reflecting a strong housing market. Revenue included the effects of a reduction in the provincial sales tax rate to 7.0 per cent from 7.5 per cent in October 2004 and other tax reductions introduced in the September Update. The value of tax reductions in 2005/06 was $558 million.

Natural resource revenue was $161 million higher than budget, reflecting strong global demand for energy and mineral products, and a robust US housing market. The demand resulted in higher commodity prices and increased Crown forest harvest volumes. Natural gas royalties were up $167 million, the largest change in this revenue category.

Federal transfers to the province were $163 million higher than projected in the September Update due to increased health and social transfers, and higher transfers in support of ministry programs, including the Canada Millennium Scholarships and Canada Study grants.

The $76 million reduction in commercial Crown corporation net income was primarily due to lower earnings for BC Hydro, BCRC and ICBC, partially offset by higher than expected results for LDB and BC Lotteries.

Prudent spending management resulted in government-wide program savings of $545 million and interest cost reductions of $154 million, including interest costs of taxpayer-supported Crown agencies and the SUCH sector. These savings, plus the revenue increases noted above, enabled the provincial government to include a contract settlement incentive payment structure into its negotiating framework for completing agreements with public sector unions and other employee groups before the expiry dates of the existing contracts. The government successfully re-negotiated 100 per cent of the agreements that were to expire by March 31, 2006, resulting in an expense of $710 million. Further information on the negotiating framework incentive is provided in the topic box on page 49.

The 2005/06 budget also included a $300 million forecast allowance that was not required since the budget target was exceeded.

Chart 2.1 and Table 2.2 summarize the major changes from the 2005/06 budget.

Table 2.2 Operating Statement – Changes from September Update

		Final
($ millions)	Changes	Results
September Update 2005/06 surplus (September 14, 2005)		1,300
Revenue increases (decreases):
Personal income tax – higher 2004 tax assessments and improved economic growth
Increased prior-year adjustment	165
2005/06 base	189
Corporate income tax – higher 2004 tax assessments and increased national tax base
Increased prior-year adjustment	113
Mainly higher federal government instalments	98
Social service tax – strong sales in the latter part of the year	154
Property transfer tax – hot housing market	193
Other taxes – mainly corporation capital and insurance premium taxes	72
Energy, metal and mineral sources – mainly higher natural gas prices	203
Forests – mainly weaker BC Timber Sales and Coastal activity and higher Canadian dollar	(32)
Investment earnings – mainly higher returns from the SUCH sector	130
Federal contributions – higher transfers associated wth ministry programs (e.g. Canada Millennium Scholarships and Canada Study grants)	163
Lower Crown land revenue	(103)
All other taxpayer-supported sources – mainly SUCH sector sales of goods and services	202
Commercial Crown corporation income:
BC Hydro – primarily First Nations settlement costs, higher energy costs and regulatory accounting changes	(63)
Other Crown corporation changes	(13)
Total revenue changes		1,471
Less expense changes:
Agriculture and Lands – fewer Crown land grants	103
CRF operating interest costs – mainly reduced debt levels	91
Prior-year overaccruals – mainly Advanced Education, Health and Employment and Income Assistance	72
Health – mainly lower Pharmacare and debt servicing costs	40
Forests and Range – mainly delay in transfer of South Moresby and lower fire fighting costs	46
Other ministry savings	96
CRF expense changes	448
Increased expenses mainly recovered from federal government including Canada Millenium Scholarships and Canada Study grants	(163)
Taxpayer-supported Crown agencies – additional grants to agencies that were not spent	124
School Districts – savings from the teachers strike	75
Universities/Colleges – additional grants received by institutions that will be spent in future years	230
Other changes	(15)
Net expense decrease		699
Net change before provision for negotiating framework incentive		2,170
Provision for negotiating framework incentive		(710)
Forecast allowance not required		300
Total changes		1,760
Actual surplus – 2005/06 Public Accounts		3,060

The 2005/06 surplus was a $364 million improvement over the $2.7 billion surplus recorded in 2004/05 (see Table 2.1), primarily due to higher revenue from taxation, natural resources and increased federal transfers. Overall, revenue increased by $2.6 billion over the previous year. This improvement was accompanied by a $1.3 billion increase in health and education spending, including spending by taxpayer-supported Crown agencies and the SUCH sector, other program spending increases totaling $194 million, and contract settlement incentive payments of $710 million.

The 2005/06 surplus was $1.6 billion higher than the third quarter forecast released with the 2006/07 budget on February 21, 2006. Further details on changes from the third quarter forecast are provided in Appendix Table A2.3.

Revenue

In 2005/06, revenue totaled $35.9 billion, $1.5 billion higher than budget and 7.7 per cent higher than 2004/05. The increase reflected stronger economic growth, higher commodity prices and increased federal government transfers. Higher revenues from taxation, natural resources, investment earnings, sales of goods and services and federal government contributions were partially offset by lower revenues from fees, forests and commercial Crown corporations. Revenue from taxation sources was $984 million above budget mainly due to higher revenues from personal and corporate income, social service and property transfer taxes.

Chart 2.2 Revenue Changes from September Update

Major changes from budget include:

•                  Personal income tax revenue was up $354 million as higher than expected 2004 revenue, consistent with stronger 2004 economic growth, resulted in a $165 million prior-year adjustment increase. This improved base combined with stronger 2005 economic growth led to an additional $189 million improvement. Revenue in 2005/06 included the impacts of the BC Tax Reduction credit introduced in the September Update which reduced revenue by $120 million.

•                  Stronger 2004 BC corporate profits growth resulted in a $113 million gain from higher 2004 revenue and the additional $98 million increase primarily reflected an improved 2005 outlook for national corporate profits resulting in higher instalment payments from the federal government. Corporate income tax revenues are net of the impact of reducing the BC general corporate income tax rate to 12.0 per cent from 13.5 per cent, effective July 1, 2005.

•               Social service tax revenue was $154 million above budget and 5.1 per cent higher than 2004/05 as stronger personal income and corporate profits growth led to higher purchases by consumers and businesses especially in the latter part of the year.

•               Property transfer tax revenue was $193 million above budget and 40 per cent higher than 2004/05 due to the strong housing and commercial sales throughout the year refecting relatively low mortgage rates and increased migration. The budget forecast assumed a moderation in market activity, compared to the 36 per cent increase in the average house price in 2005/06.

•               Revenues from other taxes were up $72 million mainly due to increased audit recoveries of corporation capital tax and higher insurance premium taxes consistent with stronger economic and population growth. Revenue from fuel tax was only $4 million below budget as lower sales of clear gasoline and diesel, due in part to high pump prices, were partly offset by the effects of increased demand for the other fuel types including jet international and locomotive fuels.

•               Revenue from energy, metal and mineral sources was up $203 million as the effects of strong global demand for energy and metal products resulted in higher prices for natural gas, electricity and metals. Natural gas royalties were up $167 million as the plant inlet natural gas price averaged $7.59 per gigajoule in 2005/06, compared to $6.51 assumed at budget.

The revenue effects of increased prices including bids for the sale of Crown land drilling rights were partly offset by lower natural gas production (1.6 per cent annual growth compared to 2.9 per cent assumed at budget) and reduced coal revenue as production and transportation difficulties resulted in lower shipments.

•               Forests revenue was $32 million below budget and down 11 per cent from the previous year as the effect of increased Interior harvest volumes was more than offset by weaker Coastal and BC Timber Sales activities and a higher Canadian dollar. Crown harvest volumes totaled 78.2 million cubic metres in 2005/06, 9.7 million cubic metres higher than budget and up 11 per cent from 2004/05 levels.

•               Revenue from investment earnings was up $130 million mainly reflecting improved market performance and higher cash balances.

•               Total transfers from the federal government were up $163 million, of which $40 million represented higher health and social transfers mainly due to increased prior year entitlements. The remaining $123 million improvement reflected additional funding in support of higher ministry expenses associated with the 2003 forest fires and other ministry programs including Canada Millennium Scholarship and Canada Study grants (Ministry of Advanced Education), Canada-BC Infrastructure Program (Ministry of Community Services) and Official Languages in Education Protocol (Ministry of Education).

Commercial Crown Corporation Income

Commercial Crown corporations recorded a combined net income of $2.2 billion compared to a budgeted net income of $2.3 billion.

Major changes from budget included the following:

•                  BC Hydro’s net income was $266 million – $63 million lower than the projection in September Update. The decrease from budget was primarily due to:

–                 higher energy costs from energy market price increases and additional purchases to meet demand, resulting in a $104 million reduction in margins (revenue less energy costs);

–                 a $96 million provision for future and current First Nations negotiation and settlement costs, primarily relating to the Williston Reservoir;

–                 a $54 million increase in operating costs, including a partial write down of Burrard Thermal to reflect its reduced generation capacity and revised utilization; and

–                 a $50 million increase in operating costs resulting from an adjustment to regulatory assets in order to conform with the new accounting guideline for rate-regulated entities.

The declines were partially offset by the inclusion of regulatory accounts in the financial results for BC Hydro reported by the government, resulting in a $241 million improvement to the bottom line. The inclusion of regulatory accounts in the reported financial results reflects their acceptance under GAAP (generally accepted accounting principles). Previously, the Auditor General ruled that the impact of the regulatory accounts should not be included in government’s financial statements. However, the Canadian Institute of Chartered Accountants introduced a new accounting standards guideline for regulatory accounting in 2005 that outlined the reporting requirements for regulated entities. Based on the new guideline, the Auditor General now supports the inclusion of regulatory accounts in government’s financial results.

•                  At $800 million, the Liquor Distribution Branch net income was a $21 million improvement over budget. The improvement was mainly due to increased sales and lower employment and operating costs.

•                  BC Lotteries earnings of $914 million (after transfers to the federal government) were $22 million higher than budget, primarily due to lower operating costs and higher interest income. While casino revenue was higher than budget, the increase was offset by lower than expected bingo and lottery revenue and an increase in prizes and other direct costs.

Of the $914 million in net income generated for BC, $556 million was directed to the CRF with the remaining $358 million directed to key government programs, host local governments, and economic development. This distribution included $147 million to the provincial government’s Health Special Account, $138 million to charitable and community organizations, $65 million to host local governments, and $8 million to support economic development. Amounts provided to the Health Special Account are used

Table 2.3 Revenue by Source

	September
	Update	Actual	Actual	Annual
($ millions)	2005/06	2005/06	2004/05 (1)	Change (2)
				(per cent)
Taxation
Personal income	5,484	5,838	5,050	15.6
Corporate income	1,215	1,426	1,255	13.6
Social service	4,213	4,367	4,156	5.1
Fuel	915	911	904	0.8
Tobacco	690	701	699	0.3
Property	1,717	1,718	1,661	3.4
Property transfer	650	843	604	39.6
Other	561	625	588	6.3
	15,445	16,429	14,917	10.1
Natural resources
Natural gas royalties	1,754	1,921	1,439	33.5
Columbia River Treaty	305	319	258	23.6
Other energy, metals and minerals	775	797	612	30.2
Forests	1,246	1,214	1,363	(10.9)
Water and other resources	326	316	301	5.0
	4,406	4,567	3,973	15.0
Other revenue
Medical Services Plan premiums	1,438	1,467	1,465	0.1
Post-secondary education fees	904	892	836	6.7
Other health-care related fees	179	204	189	7.9
Motor vehicle licences and permits	398	403	381	5.8
Other fees and licences	746	683	750	(8.9)
Investment earnings	818	948	833	13.8
Sales of goods and services	655	765	740	3.4
Miscellaneous	1,590	1,605	1,499	7.1
	6,728	6,967	6,693	4.1
Contributions from the federal government
Health and social transfers	4,180	4,220	3,421	23.4
Equalization	590	590	979	(39.7)
Other federal contributions	853	976	822	18.7
	5,623	5,786	5,222	10.8
Taxpayer-supported programs and agencies	32,202	33,749	30,805	9.6

Commercial Crown corporation net income
BC Hydro (3)	329	266	402	(33.8)
Liquor Distribution Branch	779	800	779	2.7
BC Lotteries (net of payments to the federal government)	892	914	811	12.7
BCRC (4)	39	10	178	(94.4)
ICBC (5)	224	191	383	(50.1)
Other	11	17	5	240.0
	2,274	2,198	2,558	(14.1)
Total revenue	34,476	35,947	33,363	7.7

(1)    Prior year comparative figures have been restated to reflect government’s organization and accounting policies as of March 31, 2006.

(2)    Percentage change between 2005/06 actual and 2004/05 actual.

(3)    Includes a change in accounting policy to reflect the BC Utilities Commission direction on the accounting treatment for asset retirement obligations.

(4)    Figures represents BCRC’s earnings during government’s fiscal year. On BCRC’s fiscal year basis (December), the results are – 2005 (budget): $39 million; 2005 (actual): $(35) million.

(5)    Figures reflect ICBC’s earnings during government’s fiscal year. On ICBC’s fiscal year basis (December), the results are – 2005 (budget): $285 million; 2005 (actual): $198 million.

Table 2.4 Expense by Ministry, Program and Agency

	September
	Update	Actual	Actual	Annual
($ millions)	2005/06	2005/06	2004/05 (1)	Change (2)
				(per cent)
Advanced Education	1,898	1,867	1,827	2.2
Education	5,074	5,071	4,919	3.1
Health	11,470	11,417	10,589	7.8
Subtotal	18,442	18,355	17,335	5.9
Office of the Premier	11	10	8	25.0
Aboriginal Relations and Reconciliation	34	33	206	5.0
Agriculture and Lands	294	179	227	(21.1)
Attorney General	459	452	446	1.3
Children and Family Development	1,637	1,635	1,467	11.5
Community Services	261	258	193	33.7
Economic Development	444	437	126	246.8
Employment and Income Assistance	1,355	1,327	1,260	5.3
Energy, Mines and Petroleum Resources	72	67	90	(25.6)
Environment	175	173	127	36.2
Finance	81	67	81	(17.3)
Forests and Range	856	810	789	2.7
Labour and Citizen’s Services	193	188	224	(16.1)
Public Safety and Solicitor General	525	515	493	4.5
Small Business and Revenue	44	44	36	22.2
Tourism, Sport and the Arts	180	176	123	43.1
Transportation	829	829	834	(0.6)
Total ministries and Office of the Premier	25,892	25,555	23,879	7.0
Legislation	51	46	42	9.5
Officers of the Legislature	46	42	27	55.6
BC Family Bonus	39	37	57	(35.1)
Management of public funds and debt	684	593	677	(12.4)
Contingencies and new programs	320	320	—	—
Other appropriations	6	(3)	8	—
Subtotal	27,038	26,590	24,690	7.7
First Nations New Relationships Fund	100	100	—	—
Priority initiatives	—	—	452	—
Transportation infrastructure funding	—	—	750	—
Disbursement of BC Rail Partnership gain	—	—	169	—
Consolidated revenue fund before negotiating framework incentive	27,138	26,690	26,061	2.4
Negotiating framework incentive	—	710	—	—
Total consolidated revenue fund expense	27,138	27,400	26,061	5.1
Expenses recovered from external entities	1,674	1,841	1,747	5.4
Grants to agencies and other internal transfers:
Taxpayer-supported Crown agencies	(974)	(1,102)	(1,781)	(38.1)
School districts	(4,438)	(4,344)	(4,262)	1.9
Universities	(1,108)	(981)	(906)	22.3
Colleges, university colleges and institutes	(741)	(833)	(849)	(1.9)
Health authorities and hospital societies	(7,583)	(7,659)	(7,200)	6.4
Children and Family Development governance authorities	(395)	(445)	(1)	—
	(15,112)	(15,491)	(14,999)	3.3
Taxpayer-supported Crown agencies	2,137	2,141	2,104	1.8
SUCH sector and regional authorities:
School districts	4,781	4,612	4,533	1.7
Universities	2,454	2,449	2,090	17.2
Colleges, university colleges and institutes	1,258	1,252	1,347	(7.1)
Health authorities and hospital societies(3)	8,159	8,242	7,783	5.9
Children and Family Development governance authorities	387	441	1	—
	19,176	19,137	17,858	7.2
Net spending of Crown agencies and the SUCH sector	4,064	3,646	2,859	27.5
Total taxpayer-supported expense	32,876	32,887	30,667	7.2

(1)   Prior year comparative figures have been restated to reflect government’s organization and accounting policies as of March 31, 2006.

(2)   Percentage change between 2005/06 actual and 2004/05 actual.

(3)   Excludes inter-entity transactions between health authorities and hospital societies.

to fund the administration, operation and delivery of health care, health research, health promotion and health education services. Expenditures of $4.5 million for problem gambling were funded through government programs.

•                  On government’s fiscal year basis, BCRC’s results were $29 million lower than the budget forecast, primarily due to asset impairment charges on its Vancouver Wharves operations to reflect the assets at their fair market value.

For the year ended December 31, 2005, BCRC reported a net loss of $35 million – a $74 million decline from its plan for the year. In addition to the previously mentioned asset impairment charges, the completion of planned real estate transactions was delayed until the first quarter of 2006, resulting in the gain on sale being recorded in that year instead of 2005.

•                  On government’s fiscal year basis, ICBC’s results were $33 million lower than the budget forecast. The change from budget was due to higher claims and acquisition costs, partially offset by higher premium revenue, investment income and lower operating costs.

ICBC reported a net income of $198 million for the calendar year ended December 31, 2005, an $87 million decline from their outlook for the year of $285 million. Premium revenue was $42 million higher than budget due to higher premium volumes and ICBC maintaining its market share for optional coverage. Higher returns on investment portfolios resulted in an $80 million increase in investment income. Total claims costs were $109 million higher than budget, mainly reflecting an increase in bodily injury claims costs. The higher claims incurred costs also resulted in a negative adjustment to deferred premium acquisition costs, which was the main reason for a $113 million increase in acquisition costs. Operating and other costs were $13 million lower than plan.

Five-year financial statements for the above Crown corporations are presented in Appendix Tables A2.11 to A2.15.

Expense

Taxpayer-supported program and agency expense, when shown on a consolidated basis (see Table 2.4), is comprised of:

•                  net government spending from the consolidated revenue fund (CRF), which reflects the appropriations of ministries and legislative offices;

plus,

•                  CRF program costs that are recovered directly from outside entities (CRF spending is reported net of these contributions);

plus,

•                  the amount that spending by Crown agencies and the SUCH sector exceeds the transfers they receive from the CRF (i.e. net spending). Internal transfers are eliminated to avoid double counting of expense.

For 2005/06, program and agency expense totaled $32.2 billion, $699 million less than the September Update estimate, but a 4.9 per cent increase over the previous year. The decrease from budget reflects a $448 million reduction in CRF spending and a $418 million reduction in net spending by taxpayer-supported Crown agencies and the SUCH sector, partially offset by a $167 million increase in recovered expenses.

The 2005/06 expense amount shown above does not include the $710 million in contract settlement incentive payments made at the end of the year, as this initiative was not included in the September Update.

To comply with generally accepted accounting principles, expense is presented on a function basis that represents the broad categories under which government programs fall (see Appendix Table A2.8). Function reporting facilitates multi-year comparison of government spending in various areas such as health and education. Each function may encompass spending by a number of ministries, Crown agencies and SUCH sector entities.

Consolidated Revenue Fund expense

The September Update budget for CRF spending was $27.0 billion as reflected in the 2005/06 Estimates, which included a $320 million provision in the Contingencies (All Ministries) and New Programs Vote. An additional authorization of $100 million was made during 2005/06 through Supplementary Estimates for the First Nations New Relationships Fund, for a total spending authorization of $27.1 billion. In addition, $710 million was paid in negotiating incentive payments for contracts settled on or before March 31, 2006. Actual CRF expenditures totaled $27.4 billion.

Expenditures in all Ministries were at or below budget in 2005/06. Table 2.5 outlines the main changes from the September Update including:

•  Crown Land Account expenditures were $103 million lower due to fewer Crown land grants;

•  Ministry of Forests and Range expenditures were $46 million lower due primarily to a delay in transferring the South Moresby Forest Replacement Account to the Gwaii Trust as well as lower than expected fire fighting costs;

•  Ministry of Health expenditures were $40 million lower than budget, primarily due to lower Fair Pharmacare and debt service costs;

•  Expenses for the Management of Public Funds and Debt were $91 million lower due to lower than anticipated borrowing requirements; and

Table 2.5 CRF Expense - Changes from September Update

($ millions)
Crown Land Account	(103)
Fair Pharmacare and Health debt service costs	(40)
Forests and Range	(46)
Interest costs	(91)
Prior year overaccruals	(72)
Other	(96)
Total CRF expense changes	(448)

•  Prior-year overaccruals of $72 million, primarily in the ministries of Advanced Education, Health and Employment and Income Assistance.

A total of $320 million was accessed from the Contingencies (All Ministries) and New Programs Vote (see Table 2.6).

Table 2.6 Pressures Allocated to Contingencies

($ millions)
Aboriginal Relations and Reconciliation – Squamish Lil’wat Cultural Center and Blueberry River First Nations Economic Benefits Agreement	12
Advanced Education – Cancer research chair, Genome BC and alzheimer’s research	90
Agriculture and Lands – Port Alice and Skeena mill remediation obligations	22
Attorney General – Major trials, court services and benefit cost pressures	14
Children and Family Development – Family Independence Fund	31
Community Services – UBCM Academy and municipal crystal meth strategy	6
Energy, Mines and Petroleum Resources – Vancouver Island Natural Gas Pipeline Agreement	32
Environment – Living Rivers Trust Fund	11
Finance – Government House	2
Forests and Range – Forest Health and forestry obligations on Nisga’a land	14
Labour and Citizens’ Services – government agents	3
Public Safety and Solicitor General – Crime Victim Assistance Program, Southeast Asia earthquake relief	63
Tourism, Sport and the Arts – Pacific Exchange Complex	9
Transportation – increased fuel costs and Rapid Transit Project 2000	11
Total pressures allocated to contingencies	320

Other Expenses(1)

In Table 2.4, CRF spending is shown net of recoveries from external entities. Recoveries are obtained for items such as interest costs for loans issued under the Fiscal Agency Loan program and medical services provided to non-residents. As well, during the year, the federal government or other entities may decide to partner with a ministry on delivery of a short-term program where the ministry delivers the service and the external entity provides the funding. Under GAAP, the financial statements must disclose separately the revenue and spending related to recoveries.

In 2005/06, CRF spending funded by recoveries from external entities was $167 million higher than budget, primarily reflecting increased activity in a number of ministries for minor programs cost-shared with the federal government. This spending was offset by an equal increase in revenue.

Taxpayer-supported service delivery agencies and SUCH sector entities provide a number of services to the public. These agencies and entities are primarily funded by the provincial government, but may also have outside sources of revenue.

Some of the services provided by service delivery agencies are highway construction (BC Transportation Financing Authority), property management (BC Buildings), property assessment (BC Assessment Authority), social housing (BC Housing Management Commission), transit services (BC Transit), and legal services (Legal Services Society).

(1)   Revenue and spending of taxpayer-supported Crown corporations and SUCH sector organizations are combined with CRF revenue and expenses in Tables 2.3 and 2.4. Revenues and expenses for individual taxpayer-supported Crown corporations and SUCH sector organizations are provided in Appendix Table A2.10.

2005/06 Negotiating Framework Incentive

In November 2005, government introduced an up to $6 billion multi-year negotiating framework to cover increased compensation costs for 2005/06 and the next four years. The framework included $1 billion for incentive payments for concluding negotiations before contracts expire.

Chart 1 Distribution of incentive payments

New agreements were successfully negotiated in 2005/06 for all collective agreements with expiry dates on or before March 31, 2006.  These 55 agreements, when combined with management and non-union compensation agreements, represented approximately 230,000 public sector employees.  As such, $710 million of the $1 billion Negotiating Framework incentive provision was expensed in 2005/06 (see Chart 1.1).  Employees covered by the agreements, as well as management employees and non-union members of the public service, became eligible for the incentive payments.

The $710 million represented 2.2 per cent of total spending in 2005/06.  Total expense, including the negotiating framework incentive, increased 7.2 per cent from 2004/05 compared to a 4.9 per cent increase without the payments (see Table 1).  Roughly three-quarters or $518 million of the total incentive payments were made to employees in the health and education sectors.

The remaining $290 million is available for incentive payments for all agreements settled and ratified in 2006/07.  These include 82 agreements successfully negotiated by June 30, 2006 that, when combined with management and non-union compensation agreements, represent 72,000 employees.  It also includes thirty agreements, representing approximately 19,000 public sector employees which expire after June 30, 2006 and have yet to be negotiated or ratified.

The government will issue a report detailing the results of the negotiating framework by November 30, 2006 – when it is expected that the majority of agreements have will been renegotiated and ratified.

Table 1 Expense By Function – 2004/05 to 2005/06

			Annual	Distribution of Incentive
($ millions)	2004/05	2005/06	Change	by Function
	(per cent)
Health	11,529	12,414	7.7	408	12,822
Education	8,512	8,943	5.1	110	9,053
Social services	2,598	2,724	4.8	74	2,798
Protection of persons and property	1,206	1,379	14.3	35	1,414
Transportation	1,308	1,196	(8.6)	7	1,203
Natural resources and economic development	1,688	1,599	(5.3)	39	1,638
Other	1,027	1,096	6.7	5	1,101
General government	505	644	27.5	32	676
Interest	2,294	2,182	(4.9)	—	2,182
Total expense before negotiating framework incentive	30,667	32,177	4.9
Negotiating framework incentive	—	710	—
Total expense after negotiating framework incentive	30,667	32,887	7.2		32,887

The SUCH sector entities are school districts, universities, colleges, health authorities and hospital societies. These organizations are the primary providers of health and education services to British Columbians.

As both the service delivery agencies and the SUCH sector entities receive most of their funding from ministry budgets, their impact on total government spending is the amount by which their total spending exceeds any grants and transfers made to these organizations by the ministries and special offices. The spending in excess of grant funding is supported by the organizations’ outside sources of revenue.

At $1,039 million, net spending by taxpayer-supported Crown corporations (i.e. spending in excess of transfers from the CRF) in 2005/06 was $124 million lower than in the September Update fiscal plan. The reduction was primarily due to unspent grants from the CRF, including year-end transfers to the BC Innovation Council.

Net spending by SUCH sector entities was $2,607 million in 2005/06 – $294 million lower than budget (see Table 2.2). The reduction mainly reflects lower spending by school districts, primarily due to the teacher strike in September 2005, and the impact of grants to post-secondary institutes made late in the fiscal year for programs that would be delivered after March 31, 2006.

Full-Time Equivalents (FTEs)

Staff utilization for ministries and taxpayer-supported agencies is measured in full-time equivalents. (SUCH sector employees are excluded.) FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. In 2005/06, FTEs were 778 below budget and 188 lower than the previous year (see Table 2.7).

Table 2.7 Full-Time Equivalents (FTEs) Utilization

	September
	Update	Actual	Actual	Annual
	2005/06	2005/06	2004/05	Change (1)
				(per cent)
Ministries and special offices (CRF)	27,259	26,501	26,859	(1.3)
Taxpayer-supported Crown agencies	3,790	3,765	3,822	(1.5)
Regional authorities	222	227	—	—
Total FTEs	31,271	30,493	30,681	(0.6)

(1) Percentage change between 2005/06 actual and 2004/05 actual.

Ministry and special offices utilization was 758 FTEs lower than budget, primarily due to lower than anticipated staffing levels in a number of ministries. Similarly, actual FTE utilization for taxpayer-supported Crown agencies and regional authorities was 20 FTEs lower than budget, reflecting minor workforce adjustments in a number of organizations.

The reduction in ministry and special offices FTEs as compared to the previous year (358 FTEs) is mainly due to the start-up of Community Living British Columbia, a Crown service delivery agency, and is partially offset by an increase in Crown agency and regional authority FTEs (170 FTEs). Other ministry changes reflect reduced requirements for seasonal employees, such as fire fighters.

Provincial Capital Spending

Capital spending is required to build, acquire or replace assets such as roads, schools, post-secondary facilities, hospitals and related major equipment.

Capital spending does not flow directly to the government’s annual surplus or deficit. Instead, as required by generally accepted accounting principles, capital costs are spread out over the useful lives of the related assets through annual amortization expenses. These amortization expenses are charged annually against the surplus. However, the cash requirements for capital projects have an immediate impact on provincial debt.

Capital spending in 2005/06 totaled $3.9 billion, $271 million below budget. Spending on education and health facilities accounted for one half of total capital investments, power generation and transmission projects for 17 per cent, and transportation projects for 19 per cent (see Chart 2.3 and Table 2.8).

Chart 2.3 Capital Spending, 2005/06

Taxpayer-supported capital spending includes schools, hospitals, post-secondary facilities and transportation projects, plus minor capital spending by ministries and other minor taxpayer-supported agencies. In 2005/06, spending of $3.1 billion was slightly above budget ($42 million) mainly due to:

•  Post-secondary facilities – up $67 million, reflecting additional self-funded projects at technical institutes and universities, new provincially funded sports training facilities and expansion of existing projects at a number of post-secondary institutions;

Table 2.8 Capital Spending

	September
	Update	Actual	Actual		Annual
($ millions)	2005/06	2005/06	2004/05		Change
					(per cent)
Taxpayer-supported
Education
Schools (K–12)	293	286	239		19.7
Post-secondary	723	790	696		13.5
Health	756	848	568		49.3
BC Transportation Financing Authority	629	700	513		36.5
Vancouver Convention Centre expansion project	119	85	51		66.7
Government operating (ministries)	401	260	175		48.6
Other (1)	117	111	81		37.0
Total taxpayer-supported	3,038	3,080	2,323		32.6

Self-supported commercial
BC Hydro	829	607	529	(2)	14.7
BC Transmission Corporation	49	21	—		—
Columbia River power projects (3)	40	44	84		(47.6)
BC Rail	21	15	30		(50.0)
Insurance Corporation of British Columbia (4)	60	27	31		(12.9)
BC Lotteries	100	83	93		(10.8)
Liquor Distribution Branch	30	19	10		90.0
Total self-supported commercial	1,129	816	777		5.0
Total capital spending	4,167	3,896	3,100		25.7

(1)  Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, and BC Transit.

(2)  Amount has been restated to reflect an accounting policy change with respect to the disclosure of regulatory accounts (the main change is to expense rather than capitalize Power Smart program costs).

(3)  Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

(4)  Includes ICBC Properties Ltd.

•  Health facilities – up $92 million, reflecting increased spending from greater than forecast progress on facility projects and equipment purchases.

•  BC Transportation Financing Authority – up $71 million, mainly reflecting an accounting policy change to capitalize work-in-progress.

•  Government operating – down $141 million, reflecting lower minor capital spending by ministries

•  Other taxpayer-supported capital spending – down $47 million, mainly reflecting delays in site preparation for the Vancouver Convention Centre expansion project.

Self-supported commercial Crown corporation capital spending includes projects undertaken by BC Hydro, BC Rail, ICBC and for Columbia River power projects. Spending for these agencies totaled $816 million, $313 million below budget mainly due to:

•  A change in BC Hydro’s accounting policy for reporting regulatory accounts (mainly to expense rather than capitalize Power Smart programs).

•  Delays in BC Hydro electricity distribution projects and BC Transmission Corporation electricity transmission projects.

•  Lower minor capital purchases by ICBC and delayed spending for the Surrey City Centre Mall Ltd.

Table 2.9 shows a summary of capital spending changes since the September Update budget.

Table 2.9 Capital Spending - Changes from September Update

		Final
($ millions)	Change	Results
Capital spending - September Update		4,167

Taxpayer-supported capital spending changes
Post-secondary facilities – increased spending for additional and existing projects including sports training facilities	67
Health facilities – increased spending resulting from greater than forecast progress on facility projects and equipment purchases	92
BC Transportation Financing Authority – mainly accounting change to capitalize work-in-progress	71
Vancouver Convention Centre expansion project – slower than expected site preparation	(34)
Government operating – lower minor capital spending	(141)
Other(1)	(13)	42
Self-supported commercial capital spending changes
BC Hydro
– accounting policy change for reporting regulatory accounts (mainly to expense rather than capitalize Power Smart programs)	(142)
– slower than expected spending on electricity distribution projects	(80)
BC Transmission – slower than expected spending on transmission projects	(28)
ICBC – lower minor capital purchases and slower than expected spending on Surrey City Centre Mall Ltd	(33)
Other (2)	(30)	(313)
Total change		(271)
Capital spending – 2005/06 Public Accounts		3,896

(1) Includes BC Buildings, Rapid Transit Project 2000 and other taxpayer-supported Crown agencies.

(2) Includes Columbia Power, BC Rail, BC Lotteries and Liquor Distribution Branch.

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.10. During 2005/06, $547 million was invested in these larger enterprises that will provide long-term social and economic benefits for the province.

Table 2.10    2005/06 Capital Expenditure Projects Greater Than $50 million(1)

Note: Information in bold type denotes changes from Budget 2006

			Forecast		Cumulative	Spending	Cumulative
		Start	Completion		Spending at	April 1 to	Spending at	Total Project
	($ millions)	Date	Date		Mar. 31, 2005(2) +	Mar. 31	= Mar. 31, 2006	Budget(3)		Forecast(3)
	Advanced Education facilities(4)
	SFU – Surrey Central City Campus	Mar. 2004	Sept. 2007		40	14	54	70		70
	Health facilities(5)
	Vancouver General Hospital redevelopment project	Sept. 2000	Jan. 2007	(6)	96	25	121	156		156
	Academic Ambulatory Care Centre	Fall 2004	Summer/06		12	64	76	95		95
	Abbotsford Regional Hospital and Cancer Centre	Fall 2004	Summer/08		39	112	151	316		316
	Total health facilities				147	201	348	567		567
	Transportation
Trans Canada Highway	– 5 Mile (Yoho) Bridge	May 1999	Fall 2006		31	12	43	44	(7)	44	(7)
	– 10 Mile (Park) Bridge	Oct. 2005	Fall 2008		—	17	17	68	(7)	68	(7)
	Nisga’a Highway	Aug. 1998	Spring 2006		42	7	49	52		52
	Pitt River Bridge	Feb. 2006	Fall 2009		—	4	4	108		108
	Sea-to-Sky Highway	April 2003	Winter 2009		67	102	169	600		600
	William R. Bennett Bridge	Mar. 2005	July 2008		4	28	32	144		144
	SkyTrain extension – phase(1)	Sept. 1998	June 2006		1,077	16	1,093	1,167		1,104
	Total transportation				1,221	186	1,407	2,183		2,120
	Power generation
	BC Hydro
	– Seven Mile Dam safety improvements	June 1999	Dec. 2005		62	3	65	100		65
	– Mica Dam – generator stator replacement	Feb. 2004	Mar. 2011		6	13	19	76		76
	– Peace Canyon Dam – generator stator replacement and rotor modification	Feb. 2004	Oct. 2009		1	8	9	63		72
	– Coquitlam Dam seismic upgrade	Oct. 2003	Jan. 2007		5	19	24	58		58
	– Aberfeldie redevelopment	Apr. 2005	Oct. 2007		1	3	4	64		64
	BC Transmission Corporation
	– System control centre modernization project	Feb. 2005	Oct. 2008		2	10	12	134		133
	Brilliant Expansion Power Corporation(8)
	– Brilliant Dam power expansion	Oct. 2002	Aug. 2006		158	23	181	205		205
	Total power generation				235	79	314	700		673
	Other
	ICBC Properties – Surrey City Centre Mall Ltd .	Sept. 1999	Mar. 2007	(9)	243	17	260	312		278
	Vancouver Convention Centre expansion project	2003	2008		57	50	107	273		273	(10)
	Total other				300	67	367	585		551

(1)   Only projects that have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Only the provincial share of funding is presented. Total costs for some of these projects could be higher as they are cost-shared with the federal government, municipal authorities or the private sector.

(2)   Total expenditures since commencement of each project.

(3)   Represents sum of annual budgeted expenditures to complete each project.

(4)   Amounts shown exclude interest costs incurred during construction.

(5)   Amounts shown may include cost of construction, equipment, deferred development costs and land, less funding contributed by Regional Hospital Districts, and exclude interest costs incurred during construction.

(6)   Individual components were completed starting in December 2000 and will continue to be completed before the end of the overall project.

(7)   Amount represents the provincial portion of this cost-shared project with the federal government.

(8)   A joint venture of the Columbia Power Corporation and the Columbia Basin Trust.

(9)   The base building was substantially completed in January 2003; however, work to prepare space for new tenants is still required.

(10) Amount represents the provincial portion of this cost-shared project with the federal government and the tourism industry.

Provincial Debt

The government and its Crown corporations borrow to finance construction of capital projects or other investments, to refinance maturing debt, and to finance working capital needs.

Table 2.11   Provincial Debt Summary(1), (2)

	September
	Update	Actual	Actual	Annual
($ millions)	2005/06	2005/06	2004/05	Change
				(per cent)
Taxpayer-supported debt
Provincial government direct operating	12,871	11,888	14,481	(17.9)
Other taxpayer-supported debt (mainly capital)
Education facilities(2)	7,305	7,276	6,809	6.9
Health facilities(2)	2,566	2,447	2,112	15.9
Highways and public transit	4,848	4,815	4,593	4.8
Other(3)	684	749	662	13.1
Total other taxpayer-supported debt	15,403	15,287	14,176	7.8
Total taxpayer-supported debt	28,274	27,175	28,657	(5.2)

Self-supported debt
Commercial Crown corporations and agencies	7,336	7,181	7,169	0.2
Total self-supported debt	7,336	7,181	7,169	0.2
Forecast allowance	300	—	—	—
Total provincial debt	35,910	34,356	35,826	(4.1)

(1)     Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)     Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), as well as debt directly incurred by these entities.

(3)     Includes taxpayer-supported Crown corporations and agencies, other fiscal agency loans, student assistance loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.

Provincial debt decreased $1.5 billion to total $34.4 billion at March 31, 2006, or 20.4 per cent of provincial GDP (see Chart 2.4, Table 2.11 and Appendix Table A2.18). Approximately $31.6 billion or over 90 per cent of total debt reflects investments in capital assets – schools, hospitals, roads, transportation, hydroelectric facilities, and other forms of provincial infrastructure. The

Chart 2.4 Provincial Debt Components

(1)  Amount includes debt to finance deficits, ministry minor capital spending and operating activities. It also includes ferry infrastructure debt and a portion of roads infrastructure debt incurred up to 1994/95.

remaining $2.8 billion represents accumulated borrowing to fund public services. As the province plans to run operating surpluses, direct operating debt can be expected to decline in future years.

Total debt was $1.6 billion below budget reflecting significantly improved government operating results, reduced working capital requirements and non-utilization of the forecast allowance.

Taxpayer-supported Debt

Taxpayer-supported debt decreased by $1.5 billion to total $27.2 billion at year-end (16.2 per cent of GDP). This was $1.1 billion below budget, mainly reflecting:

•  lower borrowing requirements for government’s consolidated revenue fund due to significantly better-than-expected operating results, lower ministry minor capital spending, and reduced working capital requirements; and

•  reduced borrowing for health facilities reflecting higher than expected cash balances.

Self-supported Debt

Self-supported debt totaled $7.2 billion at March 31, 2006 (4.2 per cent of GDP). Debt at year-end was up a marginal $12 million from the previous year, but $155 million below plan mainly reflecting delayed electricity distribution and transmission capital spending by BC Hydro and the BC Transmission Corporation.

Table 2.12 shows a summary of debt changes from the 2005/06 September Update budget.

Table 2.12 Debt – Changes from September Update

		Final
($ millions)	Change	Results
Provincial debt at March 31, 2006 – September Update		35,910
Taxpayer-supported debt changes:
Government operating – higher revenue, mainly from taxation and energy sources, lower working capital requirements and reduced minor capital spending	(983)
Health facilities – mainly higher cash balances to offset borrowing requirements	(119)
Other changes	3	(1,099)
Self-supported debt changes:
BC Hydro – mainly lower capital spending	(129)
BC Transmission Corporation – mainly lower capital spending	(27)
Other	1	(155)
Debt forecast allowance not needed		(300)
Total change		(1,554)
Provincial debt at March 31, 2006 – 2005/06 Public Accounts		34,356

Surplus–Change in Debt Reconciliation

Although the summary accounts surplus was $3.1 billion, total provincial debt only decreased $1.5 billion due to the increase in capital investments. This was due to numerous factors including non-cash items included in the surplus (primarily amortization costs), timing differences between accrued revenue/expenses and actual cash receipts/disbursements, and changes in working capital items such as accounts receivable and accounts payable. Table 2.13 reconciles the summary accounts surplus to the total provincial debt decrease.

Table 2.13 Reconciliation of Summary Surplus to Debt Decrease – 2005/06

	($ millions)
Operating statement surplus		(3,060)
Taxpayer-supported capital spending	3,080
Amortization of capital assets (non-cash expense included in surplus)	(1,496)
Capital spending net of amortization		1,584
Increase in cash and temporary investments		318
Other balance sheet and working capital changes		(312)
Total provincial debt decrease		(1,470)

Statement of Financial Position

The provincial government’s statement of financial position (often referred to as the balance sheet) summarizes the consolidated assets and liabilities of central government, Crown corporations and agencies, and the SUCH sector. In accordance with generally accepted accounting principles, the government’s financial position is presented on a net liabilities basis(2) (see Table 2.14).

(2)   Other jurisdictions refer to this as the “net debt” basis. In British Columbia, the term “net liabilities” is used to avoid confusion with provincial borrowing in financial markets, which is referred to as “debt”.

Table 2.14 Net Liabilities and Accumulated Deficit

	September
	Update	Actual	Actual	Annual
($ millions)	2005/06	2005/06	2004/05(1)	Change(2)
Financial assets	24,616	25,238	24,825	413
Less: liabilities	(51,993)	(50,928)	(51,757)	829
Net liabilities	(27,377)	(25,690)	(26,932)	1,242
Less: non-financial assets	25,602	25,566	23,748	1,818
Accumulated deficit	(1,775)	(124)	(3,184)	3,060

(1)   Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2006.

(2)   Change between 2005/06 actual and 2004/05 actual.

Net liabilities represents the difference between government’s financial assets and its financial liabilities, and is the most comprehensive measure of the future revenue required to pay for past transactions and events.

By the end of 2005/06, the province’s financial assets had increased by $413 million to $25.2 billion, mainly due to a $318 million increase in cash and temporary investments. Financial liabilities had decreased by $829 million to $50.9 billion mainly due to the $1.5 billion reduction in total provincial

Chart 2.5 Statement of Financial Position

debt, partially offset by a $641 million net increase in deferred revenue and other liabilities. In particular, accounts payable increased by $662 million reflecting the $710 million negotiating framework incentive made at year-end. The $493 million increase in deferred revenue primarily reflects the deferral of petroleum and natural gas lease revenue over the lease term, as well as contributions received from third parties received year end towards programs whose full costs will not be realized until later on in 2006.

The financial position of government at March 31, 2006 and the changes from the previous year are summarized in Charts 2.5 and 2.6. Further data on the statement of financial position and annual changes can be found in Appendix Tables 2.5 and 2.5a. A topic box on the trends over the last eight years for key indicators of the province’s financial condition, following recommendations of the Canadian Institute of Chartered Accountants, is on page 59.

Chart 2.6 2005/06 Changes in Financial Position

Review of the Province’s Financial Condition

Introduction

The Canadian Institute of Chartered Accountants has identified several Indicators of Government Financial Condition and grouped them into three categories:

•      Sustainability – the ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy. The indicators in this group include the net liabilities to gross domestic product (GDP) ratio.

•      Flexibility – the degree to which a government can increase financial resources to respond to rising commitments, by either expanding its revenues or by decreasing its debt burden. The indicators in this group are public debt charges as a per cent of revenue, annual growth in capital assets, and the own-source revenue (i.e. excluding federal transfers) to GDP ratio.

•      Vulnerability – the degree to which a government becomes dependent on sources of funding, or vulnerable to costs, outside its control or influence. The indicators in this group are federal government transfers as a per cent of revenue and unhedged foreign currency debt as a per cent of overall debt.

Sustainability

Net liabilities to GDP(1) is similar to the familiar debt to GDP ratio. Net liabilities is a more comprehensive indicator of government’s indebtedness as it reflects the fact that government has financial liabilities not included in the debt figures, and also has financial assets available to offset its total liabilities.

(1)   The CICA, and other jurisdictions, refer to this measure as net debt to GDP. In BC, the term “net debt” has been applied to borrowing from financial markets.

A declining net liabilities to GDP ratio indicates an improvement in government’s ability to sustain its current level of operations and capital investment. Chart 1 shows that net liabilities as a per cent of GDP has decreased to 15.3 per cent in 2005/06 from the peak of 20.0 per cent in 2002/03 – a significant improvement of 4.7 percentage points.

Chart 1 Net liabilities to GDP ratio

Flexibility

Taxpayer-supported debt charges as a per cent of revenue is an indicator of how much of a “bite” debt interest costs take out of provincial government revenue. Having to use a significant portion of revenue to service a debt burden limits government spending on program delivery. As is seen in Chart 2 the proportion of revenue used to pay debt charges has declined sharply in the last two years and is half what it was eight years ago in 1998/99.

Chart 2 Debt charges as a per cent of revenue

Based on the taxpayer-supported “Interest bite” calculations shown in the Key Debt indicators table (Table 2.16).

The annual growth in capital assets is an indicator of whether the provincial government is maintaining its infrastructure, a large portion of which is necessary for program delivery and sustained economic growth (e.g. education and health care facilities, highways and bridges). Sustained low growth in the face of increasing demand for services builds up a capital deficit, which must be overcome if government is to maintain or improve service levels. Conversely, high growth reflects greater capacity to provide services for British Columbians.

Chart 3 reflects the impact of government initiatives such as the transportation investment plan and increased capacity in healthcare facilities and post secondary institutes.

Chart 3 Annual growth in capital assets

Own-source revenue to GDP is a measure of the impact that the provincial government’s taxation, fees and other revenue generating activities have on the economy, and an indicator of government’s capacity to raise additional revenue to fund its programs and services.

The steady increase in the own-source revenue to GDP ratio primarily reflects the impact of recent economic strength in taxation revenues and growth in natural resource revenues. Despite the increases, the provincial government takes a lower percentage out of the economy in the form of revenue generation than it did prior to 2000/01 (see Chart 4), showing a strengthened capacity to react to future events.

Chart 4 Own-source revenue to GDP ratio

Although it is not a CICA indicator, the provincial government also monitors its expense to GDP ratio as a measure of the flexibility it has to manage costs. Government expense (i.e. the direct expenses of government plus the net spending of taxpayer-supported Crown agencies and the SUCH sector) as a proportion of the economy has declined steadily since its peak of 23.0 per cent in 2001/02 (see Chart 5). The slight increase in 2005/06 is due to the one-time impact of wage settlement incentive payments. Excluding these payments, the expense to GDP ratio would have dropped by 0.3 per cent in 2005/06 to 19.2 per cent despite significant increases in spending on health and education programs.

Chart 5 Expense to GDP ratio

Vulnerability

The provincial government receives transfers from the federal government in support of social programs. In recent years, transfers for health and childcare have increased significantly, as well as payments under the federal equalization program.

The overall trend in federal transfers as a percentage of government revenue flattened slightly in 2005/06 (see Chart 6). However, the government is more exposed to the potential impact from federal funding cutbacks than it has been in the past. This reflects pressures on the federal government to transfer excess revenues to the provinces to help fund their key programs for health care and education.

Chart 6 Federal transfers as a per cent of revenue

The provincial government’s debt includes debt borrowed in foreign currencies. In order to protect itself from the impact of foreign exchange rate fluctuations on interest costs for this debt, the government uses financial derivative instruments such as currency swaps and forward contracts as a “hedge” around these costs.

Not all foreign currency debt is protected in this manner. Some commercial Crown corporations with significant revenue derived from US sources, such as BC Hydro, have a natural hedge for their $US-denominated debt resulting from their operations. Chart 7 shows that the government’s exposure to foreign exchange rate fluctuations dropped significantly in 2005/06.

Chart 7 Unhedged foreign currency debt as a per cent of debt

Summary

No single indicator gives a complete financial picture of government; rather, they should be reviewed as a group. Since 2002/03 the provincial government has improved its net indebtedness relative to BC’s economy, primarily due to the surpluses posted in the last two years. This has resulted in a decline in interest charges as a per cent of revenue, leaving more funds for program initiatives. It also means that the increase in annual growth in capital assets, which reflects government’s initiative to improve the province’s infrastructure, will increasingly be funded by operating revenues rather than by new borrowing.

The declining trend in expense to GDP ratios is generally positive as this indicates that the economy is expanding at a faster rate than government. It also means government has greater flexibility to react to any negative future events that may occur. The provincial government also has moved to reduce the risk to the bottom line inherent in foreign-denominated debt.

Based on the group of indicators as a whole, the last four years has seen a significant improvement in the provincial government’s financial condition.

Credit Rating

A credit rating is an evaluation of a borrower’s ability to pay interest and to repay principal. A credit rating affects the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.15 provides an interprovincial comparison of credit ratings.

Table 2.15 Interprovincial Comparison of Credit Ratings, July 2006

Rating Agency(1)
	Moody’s Investors	Standard &	Dominion Bond
Province	Service	Poor’s	Rating Service
British Columbia	Aa1	AA+	AA
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa2	AA-	A (High)
Manitoba	Aa2	AA-	A (High)
Ontario	Aa2	AA	AA
Quebec	Aa3	A+	A (High)
New Brunswick	Aa3	AA-	A (High)
Nova Scotia	A2	A	A (Low)
Prince Edward Island	A1	A	A (Low)
Newfoundland	A2	A-	A (Low)

(1)   The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

BC’s improved fiscal outlook and its record for meeting annual budget targets prompted upgrades from all three rating agencies during 2004/05. Standard and Poors once again recognized the province’s strong financial performance by providing another rating upgrade in April 2006, while Moodys and the Dominion Bond Rating Service provided stable outlooks, noting the potential for an upgrade in the medium term.

The ratio of taxpayer-supported debt relative to gross domestic product is a measure often used by investors and credit rating agencies when analyzing a province’s ability to manage its debt load. British Columbia’s taxpayer-supported debt to gross domestic product ratio is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs.

Debt Indicators

Table 2.16 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Table 2.16 Key Debt Indicators – 2001/02 to 2005/06(1)

					September
					Update	Actual
	2001/02	2002/03	2003/04	2004/05	2005/06	2005/06
Debt to revenue (per cent)
Total provincial	92.2	104.5	100.7	85.1	82.9	74.6
Taxpayer-supported	100.3	110.1	107.3	88.5	84.3	77.6
Debt per capita ($)(2)
Total provincial	8,848	8,962	9,090	8,526	8,467	8,074
Taxpayer-supported	6,752	7,151	7,227	6,820	6,667	6,387
Debt to GDP (per cent)(3)
Total provincial	27.0	26.7	25.9	22.8	21.8	20.4
Taxpayer-supported	20.6	21.3	20.6	18.2	17.1	16.2
Interest bite (cents per dollar of revenue)(4)
Total provincial	6.2	6.3	5.9	4.7	5.1	4.3
Taxpayer-supported	6.3	6.2	6.1	5.0	5.1	4.4
Interest costs ($ millions)
Total provincial	2,431	2,237	2,220	1,986	2,210	1,992
Taxpayer-supported	1,733	1,669	1,695	1,622	1,722	1,526
Interest rate (per cent)(5)
Taxpayer-supported	6.6	5.9	5.7	5.5	6.1	5.5

Background Information:
Revenue ($ millions)
Total provincial(6)	39,127	35,280	37,495	42,076	43,337	46,076
Taxpayer-supported(7)	27,456	26,728	27,997	32,391	33,552	35,025
Total debt ($ millions)
Total provincial	36,082	36,877	37,767	35,826	35,910	34,356
Taxpayer-supported(8)	27,534	29,425	30,028	28,657	28,274	27,175
Provincial GDP ($ millions)(9)	133,514	138,252	145,948	157,241	165,022	168,011
Population (thousands at July 1)(10)	4,078	4,115	4,155	4,202	4,241	4,255

(1)    Figures for prior years and the 2005/06 budget have been restated to conform with the presentation used for 2006 and to include the effects of changes in underlying data and statistics.

(2)    The ratio of debt to population (e.g. debt at March 31, 2006 divided by population at July 1, 2005).

(3)    The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2006 divided by 2005 GDP).

(4)    The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

(5)    Weighted average of all outstanding debt issues.

(6)    Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

(7)    Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

(8)    Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

(9)    GDP for the calendar year ending in the fiscal year (e.g. GDP for 2005 is used for the fiscal year ended March 31, 2006).

(10)  Population at July 1st within the fiscal year (e.g. population at July 1, 2005 is used for the fiscal year ended March 31, 2006).

Appendix 2

Financial Review

Appendix 2 – Financial Review

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•  ministries;

•  service delivery agencies;

•  the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

•  commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

The relationship between the Legislature and government’s service delivery agencies, the SUCH sector and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies and the SUCH sector are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations(1) are disclosed on a modified equity basis – i.e. their net income is reported as revenue and their retained earnings as an investment.

(1)  Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

Where the accounting policies of service delivery agencies and the SUCH sector entities differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency and SUCH sector entity financial statements are adjusted to conform to government’s accounting policies.

Revenue and expenditure are recorded on an accrual basis of accounting except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable, as is the case with corporate income tax that is recorded on a cash basis. Assets are recorded to the extent that they represent financial claims by government upon outside parties; are items held for resale, prepaid expenses, deferred charges, or prepaid capital advances; or are tangible capital assets. Similarly, liabilities are recorded only if they represent actual or probable financial claims against the government.

In this appendix, unless otherwise noted, current and historical operating results are presented in accordance with the province’s accounting polices effective March 31, 2006.

The Annual Financial Cycle(2)

The BTAA outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP by 2004/05; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart A2.1 summarizes the annual financial process of the province. This process consists of four main stages.

•  Planning and Budget Preparation – Treasury Board reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Preliminary high-level targets are provided to ministries and received from Crown corporations. Ministries and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by Treasury Board and/or government Caucus committees. Treasury Board makes decisions on budget allocations for ministries and assesses Crown corporation net income benchmarks based on government revenue forecasts, spending and capital priorities, and debt targets within the context of the fiscal plan. Included as inputs into this process are a consultation paper published

(2)  Reflects the financial cycle for normal years. The cycle for 2005/06 was different due to the election held in May 2005. As a result, the Estimates were re-tabled in the Legislature in September 2005 along with the first Quarterly Report for 2005/06. Debate and final supply were concluded in the Fall session of the Legislature. The normal cycle resumes with reporting for 2005/06 and planning for 2007/08 in the summer of 2006.

Chart A2.1 Financial Planning and Reporting Cycle Overview

by September 15th that invites public comment on issues that need to be addressed in the fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

•  Implementation and Reporting – The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

•  Evaluation – At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

•  Accountability – The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Provincial Revenue. In addition, when the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

Unfunded Pension Liabilities

The province contributes to four defined benefit pension plans for most of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets. As a result, government’s balance sheet does not contain any liabilities for pensions other than MLA pensions, which are not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature. No unfunded liability exists for the future indexing of pensions, as the obligation is limited to the amount of available assets in separate inflation accounts.

The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2006 are shown in Table A2.1.

Table A2.1 Pension Plan Balances

	Pension Plan
($ millions)	Public Service	Municipal	Teachers’	College	Other(1)	Total	2004/05
Accrued benefit obligation	(10,405)	(10,960)	(11,636)	(1,520)	(358)	(34,879)	(32,681)
Pension fund assets	10,877	11,451	11,580	1,807	367	36,082	35,209
Subtotal	472	491	(56)	287	9	1,203	2,528
Unamortized actuarial gain (loss)	1,830	826	645	156	(11)	3,446	1,798
Accrued net asset (obligation)	2,302	1,317	589	443	(2)	4,649	4,326

(1)  Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

Actuarial valuations are performed on the pension plans every three years. The pension plans and the dates of their last actuarial valuation are:

•  Public Service Pension Plan, March 31, 2005;

•  Municipal Pension Plan, December 31, 2003;

•  Teachers’ Pension Plan, December 31, 2002; and

•  College Pension Plan, August 31, 2003.

Key actuarial assumptions, which are generally conservative, used in the valuations are:

•  Public Service Pension Plan – long-term annual rate of return on fund assets (ARR) 6.75 per cent, long-term annual salary increase (ASI) 4.00 per cent;

•  Municipal Pension Plan – ARR 7.00 per cent, ASI 4.50 per cent;

•  Teachers’ Pension Plan – ARR 7.25 per cent, ASI 4.75 per cent;

and

•  College Pension Plan – ARR 7.20 per cent, ASI 4.70 per cent.

The pension plans are administered by the BC Pension Corporation. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Adjustments to the Accumulated Deficit

During 2005/06, a number of retroactive adjustments were made to the province’s financial statements to reflect changes in accounting policy and to correct previously published information. Table A2.2 provides a summary of the changes that have been requested by, or reviewed and approved by, the Office of the Auditor General.

The main adjustment to the prior year accumulated deficit relates to the restatement of the government’s equity in BC Hydro to include BC Hydro’s regulatory assets and liabilities. Previously, the Auditor General ruled that the impact of the regulatory accounts should not be included in government’s financial statements. However, the recent introduction of new accounting standards for regulatory accounting resulted in the support of the Auditor General to include regulatory assets and liabilities.

Another major restatement reflects the adoption by ICBC of the discounted cash flow method for valuing future claims costs. As claims are incurred, they are estimated for cost and timing of payments. Previously, the estimated future costs were reported on the balance sheet at nominal value. The new methodology recognizes the time value of money and discounts the future costs to current dollars.

When it first created the BC Buildings Corporation in 1986, the government transferred certain properties to the new corporation. This pre-dated the province’s adoption of GAAP for capital assets, and the properties carried

Table A2.2 Summary of Changes in Accumulated Deficit from the 2005/06 Public Accounts reported balance

		Final
($ millions)	Change	Results
Accumulated deficit on March 31, 2004 as reported in the 2004/05 Public Accounts		(5,725)
Opening balance adjustments due to accounting policy changes in 2005/06:
BC Hydro – restatement to include impacts of regulatory accounts	(251)
ICBC – introduction of discounted cash flow valuation for future claims costs	50
BC Buildings Corporation – recognition of value for land contributed by the province	15
School districts – financial statement adjustments for employee future benefits	(35)
Universities – adjustment to deferred capital contributions	85
Other – primarily adjustment for contractual obligations related to resource road development	(19)	(155)
Accumulated deficit on March 31, 2004 as reported in the 2005/06 Public Accounts		(5,880)
2004/05 surplus:
As reported in the 2004/05 Public Accounts	2,575
Adjustments due to accounting policy changes in 2005/06:
BC Hydro – restatement to include impacts of regulatory accounts	162
ICBC – change in discounted cash flow valuation for future claims costs	(16)
BC Buildings Corporation – adjustment to value for land contributed by the province	3
Vancouver Convention Centre Expansion Project Ltd. – correction to federal contributions	(10)
Other – primarily adjustment for contractual obligations related to resource road development	(18)	2,696
Accumulated deficit on March 31, 2005 as reported in the 2005/06 Public Accounts		(3,184)

on government’s balance sheet for the nominal value of $1. A recent review of government’s accounting for BCBC revealed that the properties were still being carried at this amount despite the adoption of GAAP for capital assets in 1998/99. The adjustment reflects the fair value of the remaining properties, net of disposals over the years.

Other restatements adjust for:

•  the audit of school district financial statements for the year ending June 30, 2005, which was concluded after the release of the 2004/05 Public Accounts;

•  correction of the universities’ deferred contribution balance; and

•  recording of a liability to contractors for reimbursement of capital costs incurred in the maintenance of certain northern resource roads.

Supplementary Schedules

The following tables provide multi-year financial information on the government of British Columbia including revenue, expense, debt and summarized operating results of major Crown corporations. Tables A2.3 and A2.20 provide summaries of changes to the income statement, capital spending and debt since the third Quarterly Report released on February 21, 2006. Tables A2.25 to A2.27 provide information on provincial taxes as of June 2006.

Table A2.3 Operating Statement Update Since the Third Quarterly Report

		Final
($ millions)	Changes	Results

September Update Fiscal Plan (September 14, 2005)		1,300
Revenue increases up to the third Quarterly Report	1,008
Expense decreases up to the third Quarterly Report	167
Provision for negotiating framework incentive	(1,000)	175
2005/06 surplus – third Quarterly Report (February 21, 2006)		1,475
2005/06 Public Accounts Update:
Revenue changes
Personal income tax revenue – year end adjustments	32
Social service tax revenue – stronger December and fourth quarter activity	159
Property transfer tax revenue – hot housing market	43
Other taxes – mainly corporation capital, insurance premium and tobacco taxes	56
Energy, metals and minerals revenue – mainly lower natural gas prices ($338 million)	(343)
Investment earnings – mainly improved market performance and higher cash balances	102
Sales of goods and services – mainly higher sales from ancillary services in the SUCH sector	103
Federal contributions – higher transfers associated wth ministry programs (e.g. Canada Millennium Scholarships and Canada Study grants)	106
Lower Crown land revenue	(51)
All other taxpayer-supported sources	112
Commercial Crown corporation operating results:
BC Hydro – primarily the inclusion of regulatory accounts in the reported results, partially offset by First Nations settlement costs	46
Liquor Distribution Branch – higher than expected income from ancillary operations	21
BC Lotteries – higher net revenue mainly due to lower GST and amortization costs	22
BC Rail – sale of real estate assets in March, offset by higher Vancouver Wharves write-down	30
ICBC – primarily higher investment income	20
Other Crown corporation changes	5
Net revenue increase		463

Expense changes

Agriculture and Lands – fewer crown land grants	51
Health – lower Pharmacare and MSP costs	48
Additional interest cost savings	31
Prior-year overaccruals – mainly Advanced Education, Health, and Employment and Income Assistance	72
Other ministry savings	100
CRF expense decreases	302
Increased expenses in response to federal government contributions, including Canada Millennium Scholarships and Canada Study grants	(106)
Taxpayer-supported Crown agencies – additional grants to agencies that were not spent	133
School Districts – mainly savings from the teachers strike	109
Universities/Colleges – additional grants received by institutions that will be spent in future years	177
Other changes	(83)
Net expense decrease		532
Negotiating framework incentive – remainder for contracts expiring after March 31, 2006		290
Forecast allowance reduction		300
Total change		1,585
2005/06 surplus – Public Accounts		3,060

Table A2.4 Operating Statement – 2001/02 to 2005/06(1)

($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06

Taxpayer-supported programs and agencies:
Revenue	26,936	25,941	27,207	30,805	33,749
Expense	(30,668)	(30,396)	(30,353)	(30,667)	(32,887)
Taxpayer-supported balance	(3,732)	(4,455)	(3,146)	138	862
Commercial Crown corporation income	1,230	1,832	1,955	2,558	2,198
Surplus/(deficit) before joint trusteeship	(2,502)	(2,623)	(1,191)	2,696	3,060
Joint trusteeship	1,464	—	—	—	—
Surplus/(deficit)	(1,038)	(2,623)	(1,191)	2,696	3,060

(1)  Comparative figures have been restated to reflect government’s accounting policies in effect at March 31, 2006.

Table A2.5 Statement of Financial Position – 2001/02 to 2005/06(1)

($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06

Financial assets
Cash and temporary investments	2,452	2,617	2,690	3,583	3,901
Other financial assets	5,663	5,373	6,339	6,661	6,940
Sinking funds	5,518	5,074	4,619	4,516	4,059
Investments in commercial Crown corporations
Retained earnings	2,429	2,604	3,020	3,164	3,422
Recoverable capital loans	7,246	7,231	7,512	6,901	6,916
	9,675	9,835	10,532	10,065	10,338
Warehouse borrowing program assets	1,067	—	—	—	—
	24,375	22,899	24,180	24,825	25,238
Liabilities
Accounts payable & accrued lliabilities	5,630	6,001	6,879	6,655	7,218
Deferred revenue	2,349	2,998	4,003	5,181	5,674
Debt:
Taxpayer-supported debt	27,534	29,425	30,028	28,657	27,175
Self-supported debt	8,548	7,452	7,739	7,169	7,181
Total provincial debt	36,082	36,877	37,767	35,826	34,356
Add: sinking fund investments presented as assets	5,518	5,074	4,619	4,516	4,059
Less: guarantees and non-guaranteed debt	(464)	(415)	(399)	(421)	(379)
Financial statement debt	41,136	41,536	41,987	39,921	38,036
	49,115	50,535	52,869	51,757	50,928
Net liabilities	(24,740)	(27,636)	(28,689)	(26,932)	(25,690)
Capital and other assets
Tangible capital assets	22,142	22,423	22,270	23,135	24,719
Other assets	532	524	539	613	847
	22,674	22,947	22,809	23,748	25,566
Accumulated surplus (deficit)	(2,066)	(4,689)	(5,880)	(3,184)	(124)

(1)  Comparative figures have been restated to reflect government’s accounting policies in effect at March 31, 2006.

Table A2.5a  Changes in Financial Position – 2001/02 to 2005/06

($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06

(Surplus) deficit for the year:	1,038	2,623	1,191	(2,696)	(3,060)

Capital asset changes:
Increase in taxpayer-supported capital investments	2,070	1,876	2,045	2,323	(3,080)
Less: amortization and other accounting changes	(1,421)	(1,595)	(2,198)	(1,458)	(1,496)
Increase in net capital assets	649	281	(153)	865	1,584
Increase (decrease) in other assets	(23)	(8)	15	74	234
	626	273	(138)	939	1,818
Increase (decrease) in net liabilities	1,664	2,896	1,053	(1,757)	(1,242)

Investment and working capital changes:
Increase (reduction) in cash and temporary investments	517	165	73	893	318
Increase (decrease) in warehouse borrowing investments	(245)	(1,067)	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(339)	175	416	144	258
Self-supported capital investments	866	862	772	777	816
Less: loan repayments and other accounting changes	(731)	(877)	(491)	(1,388)	(801)
	(204)	160	697	(467)	273
Other working capital changes	213	(1,754)	(1,372)	(735)	(1,234)
	281	(2,496)	(602)	(309)	(643)

Increase (decrease) in financial statement debt	1,945	400	451	(2,066)	(1,885)
(Increase) decrease in sinking funds	482	444	455	103	457
Increase (decrease) in guarantees and non-guaranteed debt	(133)	(49)	(16)	22	(42)

Increase (decrease) in total provincial debt	2,294	795	890	(1,941)	(1,470)

Table A2.6  Revenue by Source(1) – 2001/02 to 2005/06

($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06
Taxation
Personal income	5,366	4,150	4,877	5,050	5,838
Corporate income	1,522	612	775	1,255	1,426
Social service	3,552	3,794	4,024	4,156	4,367
Fuel	659	687	875	904	911
Tobacco	499	606	647	699	701
Property	1,481	1,541	1,574	1,661	1,718
Property transfer	303	407	518	604	843
Other(2)	728	555	540	588	625
	14,110	12,352	13,830	14,917	16,429
Natural resources
Natural gas royalties	836	1,056	1,230	1,439	1,921
Columbia River Treaty	360	100	230	258	319
Other energy, metals and minerals	430	473	535	612	797
Forests	1,253	1,323	1,014	1,363	1,214
Water and other resources	298	270	300	301	316
	3,177	3,222	3,309	3,973	4,567
Other revenue
Medical Services Plan premiums	954	1,355	1,447	1,465	1,467
Post-secondary education fees	452	580	781	836	892
Other health-care related fees	221	217	225	189	204
Motor vehicle licences and permits	342	351	363	381	403
Other fees and licences	1,073	1,056	715	750	683
Investment earnings	1,274	1,024	950	833	948
Sales of goods and services	1,006	986	714	740	765
Miscellaneous(3)	1,007	975	1,254	1,499	1,605
	6,329	6,544	6,449	6,693	6,967
Contributions from the federal government
Health and social transfers	2,445	2,606	3,044	3,421	4,220
Equalization	158	543	(330)	979	590
Other federal contributions(4)	717	674	905	822	976
	3,320	3,823	3,619	5,222	5,786
Taxpayer-supported programs and agencies	26,936	25,941	27,207	30,805	33,749

Commercial Crown corporation net income
BC Hydro net income	403	418	111	402	266
Liquor Distribution Branch	637	654	724	779	800
BC Lotteries (net of payments to the federal government)	598	663	719	811	914
BCRC(5)	(166)	4	41	178	10
ICBC(5)	(242)	80	352	383	191
Other	—	13	8	5	17
	1,230	1,832	1,955	2,558	2,198
Total revenue	28,166	27,773	29,162	33,363	35,947

(1)     In order to comply with generally accepted accounting principles, revenue of school districts, post-secondary institutions and regional health authorities/societies is included in the government’s reporting entity beginning in 2004/05. To conform with this presentation, prior years have been restated based on unaudited financial information in the Public Accounts.

(2)     Includes revenue from corporation capital, insurance premium and hotel room taxes.

(3)     Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.

(4)     Includes contributions for health, education, housing and social service programs; for transportation projects; and for coastal ferry services.

(5)     Amounts represent earnings during government’s fiscal year.

Table A2.7  Five-Year Revenue by Source(1) – Supplementary Information

	2001/02	2002/03	2003/04	2004/05	2005/06
	(per cent)
Per Cent of GDP:(2)
Taxation	10.6	8.9	9.5	9.5	9.8
Natural resources	2.4	2.3	2.3	2.5	2.7
Other	4.7	4.7	4.4	4.3	4.1
Contributions from the federal government	2.5	2.8	2.5	3.3	3.4
Commercial Crown corporation net income	0.9	1.3	1.3	1.6	1.3
Total Revenue	21.1	20.1	20.0	21.2	21.4

	(per cent)
Growth Rates:
Taxation	-1.3	-12.5	12.0	7.9	10.1
Natural resources	-20.1	1.4	2.7	20.1	15.0
Other	-2.7	3.4	-1.5	3.8	4.1
Contributions from the federal government	0.7	15.2	-5.3	44.3	10.8
Commercial Crown corporation net income	-28.7	48.9	6.7	30.8	-14.1
Total Revenue	-5.5	-1.4	5.0	14.4	7.7

	(dollars)
Per Capita Revenue:(3)
Taxation	3,459	3,001	3,328	3,550	3,862
Natural resources	779	783	796	946	1,073
Other	1,552	1,590	1,552	1,593	1,638
Contributions from the federal government	814	929	871	1,243	1,360
Commercial Crown corporation net income	302	445	471	609	517
Total Revenue	6,906	6,749	7,019	7,940	8,449

Real Per Capita Revenue (2005 dollars)(4)	7,515	7,172	7,304	8,102	8,449
– growth rate (per cent)	-7.9	-4.6	1.8	10.9	4.3

(1)     Revenue has been restated to reflect the government’s accounting policy at March 31, 2006. Figures exclude dedicated revenue collected on behalf of, and transferred to, the Greater Vancouver Transportation Authority (Translink ) and other public bodies outside of the government reporting entity.

(2)     Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2005/06 revenue divided by GDP for the 2005 calendar year). Totals may not add due to rounding.

(3)     Per capita revenue is calculated using July 1 population (e.g. 2005/06 revenue divided by population on July 1, 2005). Totals may not add due to rounding.

(4)     Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2005 CPI for 2005/06 revenue).

Table A2.8  Expense By Function(1) – 2001/02 to 2005/06

($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06
Health	10,498	10,894	11,250	11,529	12,822
Education	7,705	7,900	8,237	8,512	9,053
Social services	3,484	3,151	2,753	2,598	2,798
Protection of persons and property	1,216	1,248	1,363	1,206	1,414
Transportation	1,448	1,606	1,119	1,308	1,203
Natural resources and economic development	1,847	1,533	1,504	1,688	1,638
Other	814	821	1,075	1,027	1,101
Government restructuring	347	172	123	—	—
General government	564	539	491	505	676
Interest	2,745	2,532	2,438	2,294	2,182
Total expense	30,668	30,396	30,353	30,667	32,887

(1)     Comparative figures have been restated to reflect government’s accounting policies in effect at March 31, 2006.

Table A2.8a Expense By Function(1) – 2004/05 to 2005/06

Comparison prior to negotiating framework incentive payments

	September
	Update			Annual
($ millions)	2005/06	2005/06(2)	2004/05	Change
				(per cent)
Health	12,463	12,414	11,529	7.7
Education	8,948	8,943	8,512	5.1
Social services	2,842	2,724	2,598	4.8
Protection of persons and property	1,349	1,379	1,206	14.3
Transportation	1,224	1,196	1,308	(8.6)
Natural resources and economic development	1,649	1,599	1,688	(5.3)
Other	1,431	1,096	1,027	6.7
General government	634	644	505	27.5
Interest	2,336	2,182	2,294	(4.9)
Total expense before negotiating framework incentive	32,876	32,177	30,667	4.9
Negotiating framework incentive	—	710	—	—
Total expense after negotiating framework incentive	32,876	32,887	30,667	7.2

(1)     Comparative figures have been restated to reflect government’s accounting policies in effect at March 31, 2006.

(2)     Negotiating framework incentive payments are excluded from individual function amounts.

Table A2.9  Five-Year Expense by Function(1) – Supplementary Information

	2001/02	2002/03	2003/04	2004/05	2005/06
	(per cent)
Per Cent of GDP:
Health	7.9	7.9	7.7	7.3	7.6
Education	5.8	5.7	5.6	5.4	5.4
Social services	2.6	2.3	1.9	1.7	1.7
Protection of persons and property	0.9	0.9	0.9	0.8	0.8
Transportation	1.1	1.2	0.8	0.8	0.7
Natural resources and economic development	1.4	1.1	1.0	1.1	1.0
Other	0.6	0.6	0.7	0.7	0.7
General government(2)	0.7	0.5	0.4	0.3	0.4
Interest	2.1	1.8	1.7	1.5	1.3
Total expense	23.0	22.0	20.8	19.5	19.6

	(per cent)
Growth Rates:
Health	12.1	3.8	3.3	2.5	1.2
Education	6.7	2.5	4.3	3.3	6.4
Social services	6.3	-9.6	-12.6	-5.6	7.7
Protection of persons and property	3.7	2.6	9.2	-11.5	17.2
Transportation	-1.5	10.9	-30.3	16.9	-8.0
Natural resources and economic development	3.2	-17.0	-1.9	12.2	-3.0
Other	11.4	0.9	30.9	-4.5	7.2
General government(2)	109.4	-22.0	-13.6	-17.8	33.9
Interest	-7.8	-7.8	-3.7	-5.9	-4.9
Total expense	7.8	-0.9	-0.1	1.0	7.2

	(dollars)
Per Capita Expense:
Health	2,574	2,647	2,708	2,744	3,014
Education	1,889	1,920	1,983	2,026	2,128
Social services	854	766	663	618	658
Protection of persons and property	298	303	328	287	332
Transportation	355	390	269	311	283
Natural resources and economic development	453	373	362	402	385
Other	200	199	259	244	259
General government(2)	223	173	148	120	159
Interest	673	615	587	546	513
Total expense	7,520	7,386	7,306	7,298	7,730

Real Per Capita Expense (2005 dollars)	8,183	7,849	7,602	7,447	7,730
– growth rate (per cent)	5.1	-4.1	-3.1	-2.0	3.8

(1)     Comparative figures have been restated to reflect government’s accounting policies in effect at March 31, 2006.

(2)     Includes restructuring costs.

Note: Per capita expense is calculated using July 1 population (e.g. 2005/06 expense divided by population on July 1, 2005). Similarly, expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2005/06 expense divided by GDP for the 2005 calendar year). Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2005 CPI for 2005/06 expense). Totals may not add due to rounding.

Table A2.10  Taxpayer-supported Entity Operating Statements(1) – 2001/02 to 2005/06

($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06
Taxpayer-supported Crown Corporations and Agencies:

BC Transportation Financing Authority
Revenue	466	419	622	1,405	653
Expense	(466)	(439)	(497)	(600)	(600)
	—	(20)	125	805	53
Accounting adjustments	(185)	(179)	(177)	(172)	(168)
Net impact	(185)	(199)	(52)	663	(115)

British Columbia Buildings Corporation
Revenue	465	485	515	436	437
Expense	(428)	(433)	(468)	(385)	(383)
	37	52	47	51	54
Accounting adjustments	17	15	1	(1)	(7)
Net impact	54	67	48	50	47

British Columbia Housing Management Commission
Revenue	260	263	279	284	343
Expense	(260)	(263)	(279)	(284)	(343)
	—	—	—	—	—
Accounting adjustments	—	1	7	4	5
Net impact	—	1	7	4	5

British Columbia Transit
Revenue	118	136	138	146	154
Expense	(119)	(136)	(138)	(146)	(154)
	(1)	—	—	—	—
Accounting adjustments	(9)	—	(3)	(3)	6
Net impact	(10)	—	(3)	(3)	6

Tourism British Columbia
Revenue	35	34	33	45	58
Expense	(36)	(34)	(37)	(45)	(57)
	(1)	—	(4)	—	1
Accounting adjustments	(2)	1	—	5	(1)
Net impact	(3)	1	(4)	5	—

Other taxpayer-supported Crown corporations and agencies
Revenue	1,601	1,213	693	706	731
Expense	(1,826)	(1,236)	(661)	(661)	(651)
	(225)	(23)	32	45	80
Accounting adjustments	175	(62)	65	45	99
Net impact	(50)	(85)	97	90	179

Total net impact	(194)	(215)	93	779	122

($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06

SUCH Sector and Regional Authorities:

School Districts
Revenue	4,308	4,417	4,555	4,666	4,812
Expense	(4,277)	(4,230)	(4,471)	(4,533)	(4,612)
	31	187	84	133	200
Accounting adjustments	11	(37)	51	44	24
Net impact	42	150	135	177	224

Universities
Revenue	1,720	1,873	2,031	2,158	2,634
Expense	(1,612)	(1,712)	(1,905)	(2,073)	(2,449)
	108	161	126	85	185
Accounting adjustments	31	70	32	38	93
Net impact	139	231	158	123	278

Colleges, University Colleges, and Institutes
Revenue	1,215	1,290	1,362	1,400	1,291
Expense	(1,212)	(1,257)	(1,298)	(1,345)	(1,252)
	3	33	64	55	39
Accounting adjustments	51	14	10	13	40
Net impact	54	47	74	68	79

Health Authorities
Revenue	6,432	7,127	7,538	7,667	8,072
Expense	(6,486)	(7,125)	(7,589)	(7,602)	(8,070)
	(54)	2	(51)	65	2
Accounting adjustments	(12)	155	102	(40)	10
Net impact	(66)	157	51	25	12

Hospital Societies
Revenue	558	594	649	648	707
Expense	(559)	(598)	(665)	(646)	(707)
	(1)	(4)	(16)	2	—
Accounting adjustments	8	(1)	(25)	—	6
Net impact	7	(5)	(41)	2	6

Children and Family Development Governance Authorities(2)
Revenue	—	2	4	1	441
Expense	—	(1)	(3)	(1)	(441)
	—	1	1	—	—
Accounting adjustments	—	1	—	—	4
Net impact	—	2	1	—	4

Total net impact	176	582	378	395	603

($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06

Net operating statements of taxpayer-supported Crown corporations and agencies
Revenue	2,945	2,550	2,280	3,022	2,376
Accounting adjustments	(174)	(144)	(114)	(110)	(72)
Net revenue	2,771	2,406	2,166	2,912	2,304

Expense	(3,135)	(2,541)	(2,080)	(2,121)	(2,188)
Accounting adjustments	170	(80)	7	(12)	6
Net expense	(2,965)	(2,621)	(2,073)	(2,133)	(2,182)
Net fiscal plan impact	(194)	(215)	93	779	122

Net operating statements of SUCH sector and regional authorities
Revenue	14,233	15,303	16,139	16,540	17,957
Accounting adjustments	(68)	(132)	(308)	(411)	(358)
Net revenue	14,165	15,171	15,831	16,129	17,599

Expense	(14,146)	(14,923)	(15,931)	(16,200)	(17,531)
Accounting adjustments	157	334	478	466	535
Net expense	(13,989)	(14,589)	(15,453)	(15,734)	(16,996)
Net fiscal plan impact	176	582	378	395	603

Total net operating statements of taxpayer-supported entities
Revenue	17,178	17,853	18,419	19,562	20,333
Accounting adjustments	(242)	(276)	(422)	(521)	(430)
Net revenue	16,936	17,577	17,997	19,041	19,903

Expense	(17,281)	(17,464)	(18,011)	(18,321)	(19,719)
Accounting adjustments	327	254	485	454	541
Net expense	(16,954)	(17,210)	(17,526)	(17,867)	(19,178)
Net fiscal plan impact	(18)	367	471	1,174	725

(1)    Revenue and expense are shown as reported in the entity financial statements and service plans, before consolidation and accounting adjustments.

(2)    The amount of funding to be transferred, and the timing of the transfer, will be based on an assessment of Authority readiness.

Table A2.11                              British Columbia Hydro and Power Authority

Five-Year Income Statement for the Years Ended March 31

($ millions)	2002	2003	2004	2005(1)	2006(1)
Revenue:
Domestic	2,450.0	2,475.0	2,553.0	2,704.0	2,765.0
Electricity trade(2)	3,861.0	632.0	871.0	1,021.0	1,546.0
	6,311.0	3,107.0	3,424.0	3,725.0	4,311.0

Expenses:
Energy costs	4,407.0	1,126.0	1,580.0	1,959.0	2,488.0
Operating expenses	550.0	573.0	621.0	717.0	805.0
Taxes	166.0	145.0	147.0	143.0	147.0
Depreciation	386.0	417.0	526.0	410.0	411.0
Finance charges	544.0	457.0	452.0	318.0	435.0
	6,053.0	2,718.0	3,326.0	3,547.0	4,286.0
Operating results	258.0	389.0	98.0	178.0	25.0
Unusual items	—	(37.0)	(8.0)	137.0	—
Income before regulatory account transfers	258.0	352.0	90.0	315.0	25.0
Net transfer (to) from regulatory accounts	145.0	66.0	21.0	87.0	241.0
Net income	403.0	418.0	111.0	402.0	266.0

(1)    The results reflect the impact of Accounting Guideline 19, Disclosure by Entities Subject to Rate Regulation, regarding the recognition and measurement of assets and liabilities subject to rate regulation. Prior years have not been restated.

(2)    Beginning in 2002/03, in response to US accounting standards, BC Hydro reported electricity trade revenue related to swaps, forward trades and options on a net basis.

Table A2.12                             Liquor Distribution Branch

Five-Year Income Statement for the Years Ended March 31

($ millions)	2002	2003	2004	2005	2006
Provincial liquor sales	1,792.9	1,885.3	1,998.2	2,148.4	2,249.5
Less: Cost of sales(1)	929.6	981.0	1,061.7	1,139.9	1,226.6
Gross margin	863.3	904.3	936.5	1,008.5	1,022.9
Operating expenses	(231.9)	(254.9)	(218.3)	(240.0)	(242.4)
Other income	5.3	4.8	5.5	10.1	20.0
Net income	636.7	654.2	723.7	778.6	800.5

(1)    Includes discounts and commissions.

Source: Liquor Distribution Branch.

Table A2.13                              British Columbia Lottery Corporation
Five-Year Income Statement for the Years Ended March 31

($ millions)	2002	2003	2004		2005	2006
Gaming revenue	1,607.4	1,792.4	1,889.6		2,027.3	2,260.7
Less: Prizes and direct costs	863.5	987.0	1,015		1,048.7	1,145.8
Gross margin	743.9	805.4	874.6		978.6	1,1149
Operating expenses (net)	(137.8)	(134.5)	(147.0)		(159.7)	(192.2)
Net income	606.1	670.9	727.6		818.9	922.7

Allocation of net income
Government of Canada	7.6	7.8	7.9		8.0	8.3
Funding for problem gaming programs	4.1	3.2	0.5	(1)	—	—
Transfers to charities/local governments	145.6	171.1	184.7		183.7	210.8
Contribution to provincial revenue	448.8	488.8	534.5		627.2	703.6
	606.1	670.9	727.6		818.9	922.7

(1)    Commencing in 2003/04, the funding for these programs was provided from general revenue.

Source: British Columbia Lottery Corporation.

Table A2.14                              British Columbia Railway Company
Five-Year Income Statement for the Years Ended December 31(1)

($ millions)	2001		2002		2003		2004	2005
Revenue	301.8		366.7		364.0		242.3	68.9
Expenses	266.6		301.2		285.5		223.4	69.4
Operating income	35.2		65.5		78.5		18.9	(0.5)
Non-operating income (expenses)	(62.3	)(2)	(40.2	)(2)	(39.8	)(2)	(7.6)	1.5
Income before special items	(27.1)		25.3		38.7		11.3	1.0
Investment and asset impairment write-downs(3)	(79.8)		(118.9)		—		(14.6)	(40.7)
Gain from BC Rail/CN transaction	—		—		—		198.6	(5.6	)(4)
Gain on sale of assets	—		9.4	(5)	27.7	(5)	—	9.9	(6)
Net income (loss)	(106.9)		(84.2)		66.4		195.3	(35.4)

(1)    Prior years have been restated to be consistent with the presentation used in 2005.

(2)    Includes loss from discontinued operations.

(3)    Primarily relating to the investment in Vancouver Wharves Limited Partnership.

(4)    Certain aspects of the BC Rail/CN transaction were finalized in 2005, resulting in a slight reduction to the gain recorded in 2004.

(5)    Sale of Canadian Stevedoring Company Limited. The gain was realized over two years due to the structure of the transaction.

(6)    Property sales.

Source: British Columbia Railway Company.

Table A2.15                              Insurance Corporation of British Columbia
Five-Year Income Statement for the Years Ended December 31

($ millions)	2001		2002		2003		2004		2005
Revenue:
Net premiums	2,440.1		2,621.4		2,852.4		3,026.5		3,117.4
Investment income	454.0		327.3		329.9		395.3		579.4
Service fees	22.5		27.2		33.6		36.6		37.5
	2,916.6		2,975.9		3,215.9		3,458.4		3,734.3
Claims and expenses:
Claims incurred(1)	2,126.3		2,193.5		2,208.1		2,242.3		2,444.5
Prior years’ claims adjustments(1)	2.2		(24.8)		(39.6)		(4.7)		80.7
Net claims incurred	2,128.5		2,168.7		2,168.5		2,237.6		2,525.2
Claims services and operations	487.0		397.9		409.3		421.7		424.0
Insurance premium taxes and commissions	301.8		249.8		274.8		323.2		478.5
Non-insurance operating costs	110.3		99.3		102.6		105.3		108.7
	3,027.6		2,915.7		2,955.2		3,087.8		3,536.4
Income before unusual items	(111.0)		60.2		260.7		370.6		197.9
Unusual items	(139.5	)(2)	(15.2	)(3)	14.1	(4)	2.4	(4)	—
Net income (loss)	(250.5)		45.0		274.8	(1)	373.0		197.9

(1)    Reflects change in accounting policy – claims incurred and prior years’ claims adjustments are presented on a discounted basis for 2005 and 2004. 2003 and prior years have not been restated. Consistent with ICBC’s 2005 Annual Report, retained earnings at January 1, 2004 have been restated to account for the cumulative effect of the change in accounting policy to December 31, 2005.

(2)    Includes restructuring costs ($39.5 million) and a provision for a reduction in investment value ($100 million).

(3)    Restructuring costs.

(4)    Gain on sale of property and equipment.

Source: Insurance Corporation of British Columbia.

Table A2.16          Full-Time Equivalents (FTEs)(1), (2) – 2001/02 to 2005/06

	2001/02	2002/03	2003/04	2004/05	2005/06
Ministries and special offices (CRF)	33,495	29,751	28,684	26,859	26,501
Taxpayer-supported Crown agencies	8,447	7,814	4,570	3,822	3,765
Regional authorities (3)	—	—	—	—	227
Total FTEs	41,942	37,565	33,254	30,681	30,493

(1)      Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

(2)      FTE amounts do not include SUCH sector staff employment.

(3)      Number of FTEs to be transferred and the timing of the transfers will be based on an assessment of authority readiness.

Table A2.17          Capital Spending – 2001/02 to 2005/06

($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06
Taxpayer-supported
Education
Schools (K–12)	459	383	313	239	286
Post-secondary	391	412	605	696	790
Health	275	422	420	568	848
BC Transportation Financing Authority	344	275	407	513	700
Vancouver Convention Centre expansion project	—	—	56	51	85
Rapid Transit Project 2000	210	35	14	15	16
BC Ferries	55	58	—	—	—
Government operating (ministries)	203	183	185	175	260
Other(1)	133	108	45	66	95
Total taxpayer-supported	2,070	1,876	2,045	2,323	3,080

Self-supported
BC Hydro(2)	517	676	562	529	607
BC Transmission Corporation	—	—	—	—	21
Columbia River power projects(3)	118	54	100	84	44
BC Rail	78	52	33	30	15
ICBC(4)	107	41	26	31	27
BC Lotteries	20	30	49	93	83
Liquor Distribution Branch	26	9	2	10	19
Total self-supported commercial	866	862	772	777	816
Total capital spending	2,936	2,738	2,817	3,100	3,896

(1)      Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, and BC Transit.

(2)      Amounts have been restated to reflect an accounting policy change with respect to the disclosure of regulatory accounts (the main change is to expense rather than capitalize Power Smart program costs).

(3)      Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

(4)      Includes ICBC Properties Ltd.

Table A2.18          Five-Year Provincial Debt Summary(1)

							September
							Update	Actual
($ millions)	2001/02	2002/03		2003/04	2004/05		2005/06	2005/06
Taxpayer-supported debt
Provincial government direct operating	13,779	15,447		15,694	14,481		12,871	11,888
Other taxpayer-supported debt (mainly capital)
Education facilities(2)
Schools	4,126	4,333		4,409	4,483		4,619	4,588
Post-secondary institutions	1,717	1,791		2,112	2,326		2,686	2,688
	5,843	6,124		6,521	6,809		7,305	7,276
Health facilities(2)	2,075	2,146		2,215	2,112		2,566	2,447
Highways, ferries and public transit
BC Transportation Financing Authority	2,514	2,661		2,764	2,474		2,708	2,686
BC Ferries	19	—	(3)	—	—		—	—
BC Transit	79	87		83	78		83	80
Public transit	936	930		914	906		908	904
SkyTrain extension	1,044	1,105		1,119	1,135		1,149	1,145
Rapid Transit Project 2000 Ltd	47	3		—	—		—	—
	4,639	4,786		4,880	4,593		4,848	4,815
Other
BC Buildings	596	456		317	241		185	246
Social housing(4)	299	161		156	133		146	189
Homeowner Protection Office	113	123		129	130		154	110
Other(5)	190	182		116	158		199	204
	1,198	922		718	662		684	749
Total other taxpayer-supported debt	13,755	13,978		14,334	14,176		15,403	15,287
Total taxpayer-supported debt	27,534	29,425		30,028	28,657		28,274	27,175

Self-supported debt
Commercial Crown corporations and agencies
BC Hydro	6,670	6,784		7,040	6,906		7,021	6,892
BC Transmission Corporation	—	—		—	—		64	37
BC Rail	614	494		477	—	(6)	—	—
Columbia River power projects(7)	184	165		215	257		247	247
Liquor Distribution Branch	13	9		7	6		4	5
	7,481	7,452		7,739	7,169		7,336	7,181
Warehouse borrowing program	1,067	—		—	—		—	—
Total self-supported debt	8,548	7,452		7,739	7,169		7,336	7,181
Forecast allowance	—	—		—	—		300	—
Total provincial debt	36,082	36,877		37,767	35,826		35,910	34,356

(1)      Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable. Figures for earlier years have been restated to conform with the presentation used for 2006 and to reflect changes in underlying data.

(2)      Includes debt and guarantees incurred by the government on behalf of the SUCH sector (school districts, universities, colleges and health authorities/hospital societies), as well as debt directly incurred by these entities.

(3)      Effective April 1, 2003, the provincial coastal ferry system became independently operated by BC Ferry Services.

(4)      Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(5)      Includes other taxpayer-supported Crown corporations and agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.

(6)      BC Rail debt was repaid after completion of the BC Rail investment partnership.

(7)  A joint venture of the Columbia Power Corporation and Columbia Basin Trust.

Table A2.19 Five-Year Provincial Debt Summary – Supplementary Information

	2001/02	2002/03	2003/04	2004/05	2005/06
	(per cent)
Per Cent of GDP:(1)
Taxpayer-supported debt
Provincial government direct operating	10.3	11.2	10.8	9.2	7.1
Education facilities	4.4	4.4	4.5	4.3	4.3
Health facilities	1.6	1.6	1.5	1.3	1.5
Highways, ferries and public transit	3.5	3.5	3.3	2.9	2.9
Other debt	0.9	0.7	0.5	0.4	0.4
Total taxpayer-supported debt	20.6	21.3	20.6	18.2	16.2

Self-supported debt
Commercial Crown corporations and agencies	5.6	5.4	5.3	4.6	4.3
Warehouse borrowing program	0.8	—	—	—	—
Total self-supported debt	6.4	5.4	5.3	4.6	4.3
Total provincial debt	27.0	26.7	25.9	22.8	20.4

	(per cent)
Growth Rates:
Taxpayer-supported debt
Provincial government direct operating	14.8	12.1	1.6	-7.7	-17.9
Education facilities	7.1	4.8	6.5	4.4	6.9
Health facilities	7.7	3.4	3.2	-4.7	15.9
Highways, ferries and public transit	10.7	3.2	2.0	-5.9	4.8
Other debt	-21.5	-23.0	-22.1	-7.8	13.1
Total taxpayer-supported debt	9.7	6.9	2.0	-4.6	-5.2

Self-supported debt
Commercial Crown corporations and agencies	1.5	-0.4	3.9	-7.4	0.2
Warehouse borrowing program	-18.7	-100.0	—	—	—
Total self-supported debt	-1.5	-12.8	3.9	-7.4	0.2
Total provincial debt	6.8	2.2	2.4	-5.1	-4.1

	(dollars)
Per Capita Debt:(2)
Taxpayer-supported debt
Provincial government direct operating	3,379	3,754	3,777	3,446	2,794
Education facilities	1,433	1,488	1,569	1,620	1,710
Health facilities	509	522	533	503	575
Highways, ferries and public transit	1,138	1,163	1,174	1,093	1,132
Other debt	294	224	173	158	176
Total taxpayer-supported debt	6,752	7,151	7,227	6,820	6,387

Self-supported debt
Commercial Crown corporations and agencies	1,834	1,811	1,863	1,706	1,688
Warehouse borrowing program	262	—	—	—	—
Total self-supported debt	2,096	1,811	1,863	1,706	1,688
Total provincial debt	8,848	8,962	9,090	8,526	8,074

(1)    Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2005/06 debt divided by GDP for the 2005 calendar year). Totals may not add due to rounding.

(2)    Per capita debt is calculated using July 1 population (e.g. 2005/06 debt divided by population on July 1, 2005). Totals may not add due to rounding.

Table A2.20 Capital Spending and Debt Update Since the Third Quarterly Report

		Final
($ millions)	Change	Results

Capital spending – third quarter updated forecast		4,081
Taxpayer-supported capital spending changes
Post-secondary facilities – increased/accelerated spending for projects	31
Health facilities – increased spending resulting from greater than forecast progress on facility projects and equipment purchases	48
Vancouver Convention Centre expansion project – slower than expected spending	(15)
Government operating – reduced ministry minor capital spending	(38)
Other	(4)	22
Self-supported capital spending changes
BC Hydro – accounting policy change for reporting regulatory accounts (mainly to expense rather than capitalize Power Smart programs) and delayed electricity distribution projects	(185)
Other	(22)	(207)
Capital spending – 2005/06 Public Accounts		3,896

Provincial debt at March 31, 2006 – third quarter updated forecast		34,883
Taxpayer-supported debt changes:
Health facilities – mainly higher cash balances to offset future borrowing requirements	(143)
BC Transportation Financing Authority – increased sinking fund payments and lower working capital requirements	(114)
Other changes	14	(243)
Self-supported debt changes:
BC Hydro – higher working capital requirements	15
Other	1	16
Debt forecast allowance not needed		(300)
Provincial debt at March 31, 2006 – 2005/06 Public Accounts		34,356

Table A2.21 Historical Operating Statement Surplus (Deficit)

					Crown		SUCH				Surplus
					Corporations		Sector &				(Deficit)
	Consolidated Revenue Fund				and		Regional	Other		Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance		Agencies		Authorities	Adjustments		(Deficit) (1)	of GDP

1969/70	1,248	1,244	4		—		—	—		—	—
1970/71	1,373	1,274	99		—		—	—		—	1.0
1971/72	1,558	1,474	84		—		—	—		—	0.8
1972/73	1,772	1,675	97		—		—	—		—	0.8
1973/74	2,217	2,071	146		—		—	—		—	0.9
1974/75	2,769	2,779	(10)		—		—	—		—	(0.1)
1975/76	3,124	3,534	(410)		—		—	—		—	(2.1)
1976/77	3,785	3,691	94		—		—	—		—	0.4
1977/78	4,372	4,168	204		—		—	—		—	0.8
1978/79	4,853	4,582	271		—		—	—		—	0.9
1979/80(1)	5,860	5,318	542		(88)		—	—		454	1.3
1980/81	5,982	6,239	(257)		45		—	—		(212)	(0.5)
1981/82	7,139	7,323	(184)		43		—	—		(141)	(0.3)
1982/83	7,678	8,662	(984)		(257)		—	—		(1,241)	(2.8)
1983/84	8,335	9,347	(1,012)		49		—	—		(963)	(2.0)
1984/85	8,807	9,801	(994)		172		—	—		(822)	(1.6)
1985/86	9,160	10,127	(967)		110		—	—		(857)	(1.6)
1986/87	9,463	10,624	(1,161)		526		—	—		(635)	(1.1)
1987/88	11,007	11,055	(48)		119		—	—		71	0.1
1988/89	12,570	11,834	736		194		—	—		930	1.3
1989/90	13,656	13,200	456		40		—	—		496	0.7
1990/91	14,236	15,010	(774)		107		—	—		(667)	(0.8)
1991/92	14,570	17,101	(2,531)		192		—	—		(2,339)	(2.9)
1992/93	16,172	17,858	(1,686)		210		—	—		(1,476)	(1.7)
1993/94	17,923	18,833	(910)		11		—	—		(899)	(1.0)
1994/95	19,506	19,953	(447)		219		—	—		(228)	(0.2)
1995/96	19,698	20,054	(356)		38		—	—		(318)	(0.3)
1996/97	20,126	20,241	(115)		(270)		—	—		(385)	(0.4)
1997/98	20,216	20,135	81		(248)			—		(167)	(0.1)
1998/99	20,312	20,528	(216)		(722)		(23)	—		(961)	(0.8)
1999/2000	21,849	22,161	(312)		276		23	—		(13)	—
2000/01	23,745	22,444	1,301		(173)		134	(52	)(3)	1,210	0.9
2001/02	22,704	24,669	(1,965	)(2)	(713	)(2)	176	1,464	(3)	(1,038)	(0.8)
2002/03	21,999	24,941	(2,942)		(263)		582	—		(2,623)	(1.9)
2003/04	23,191	25,122	(1,931)		362		378	—		(1,191)	(0.8)
2004/05	27,309	26,061	1,248		1,053		395	—		2,696	1.7
2005/06	29,480	26,690	2,790		377		603	(710	)(4)	3,060	1.8

(1)    The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

(2)    Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

(3)    Impact of move to joint trusteeship for public service pension plans.

(4)    Negotiating framework incentive payments.

Table A2.22 Historical Revenue by Source – Consolidated Revenue Fund(1)

				Contributions	Contributions
				from	from
		Natural	Other	Crown	the Federal
Year	Taxation	Resource	Revenue	Corporations	Government	Total
	($ millions)
1984/85	5,015	721	886	360	1,825	8,807
1985/86	5,237	704	965	398	1,856	9,160
1986/87	5,354	658	979	448	2,024	9,463
1987/88	6,200	1,223	1,060	470	2,054	11,007
1988/89	6,973	1,272	1,729	447	2,149	12,570
1989/90	8,095	1,249	1,464	727	2,121	13,656
1990/91	8,702	1,171	1,433	834	2,096	14,236
1991/92	8,997	1,101	1,573	701	2,198	14,570
1992/93	9,897	1,264	1,580	1,016	2,415	16,172
1993/94	11,101	1,772	1,733	1,048	2,269	17,923
1994/95	11,937	2,244	1,835	1,028	2,462	19,506
1995/96	12,509	2,026	1,801	968	2,394	19,698
1996/97	13,094	2,186	1,743	1,148	1,955	20,126
1997/98	13,103	2,197	1,799	1,280	1,837	20,216
1998/99	13,133	1,889	1,831	1,362	2,097	20,312
1999/2000	13,363	2,455	1,890	1,454	2,687	21,849
2000/01	13,881	3,750	1,863	1,500	2,751	23,745
2001/02	13,652	3,004	1,876	1,437	2,735	22,704
2002/03	11,846	3,196	2,164	1,517	3,276	21,999
2003/04	13,241	3,273	2,319	1,371	2,987	23,191
2004/05	14,284	3,937	2,426	2,100	4,562	27,309
2005/06	15,811	4,527	2,392	1,732	5,018	29,480

(1)    Revenue has been restated to reflect the government’s accounting policy at March 31, 2006. Figures exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and agencies. These revenues are included as part of the operations of the Crown corporations and agencies. Figures are based on Public Accounts information. Figures also exclude liquidation dividends.

Table A2.23 Historical Expense by Function – Consolidated Revenue Fund(1)

		Social
Year	Health	Services	Education	Transportation	Interest	Other(2)	Total
	($ millions)
1984/85	3,042	1,266	2,455	1,263	275	1,500	9,801
1985/86	3,161	1,298	2,385	1,157	342	1,784	10,127
1986/87	3,446	1,298	2,495	905	384	2,096	10,624
1987/88	3,684	1,349	2,663	928	525	1,906	11,055
1988/89	4,012	1,440	2,920	844	530	2,088	11,834
1989/90	4,502	1,496	3,228	1,199	457	2,318	13,200
1990/91	5,028	1,669	4,113	1,188	478	2,534	15,010
1991/92	5,617	1,994	4,521	1,262	590	3,117	17,101
1992/93	6,003	2,366	4,804	1,078	736	2,871	17,858
1993/94	6,287	2,704	4,984	1,024	844	2,990	18,833
1994/95	6,584	2,890	5,252	907	931	3,389	19,953
1995/96	6,778	3,033	5,492	852	887	3,012	20,054
1996/97	7,038	2,969	5,750	844	867	2,773	20,241
1997/98	7,224	3,048	5,766	770	834	2,493	20,135
1998/99	7,478	3,113	5,773	790	859	2,515	20,528
1999/2000	8,019	3,093	5,922	1,697	835	2,595	22,161
2000/01	8,754	3,212	6,299	611	902	2,666	22,444
2001/02	9,888	3,318	6,790	701	769	3,203	24,669
2002/03	10,410	3,018	6,817	750	705	3,241	24,941
2003/04	10,686	2,715	6,813	819	708	3,381	25,122
2004/05	10,833	2,570	6,909	1,700	677	3,372	26,061
2005/06(3)	11,717	2,670	7,178	811	593	3,721	26,690

(1)    Expense has been restated to reflect the government’s accounting policy at March 31, 2006. Figures are based on Public Accounts information.

(2)    Other includes: protection of persons and property, natural resources and economic development, general government and other expenses.

(3)    Excludes $710 million in wage settlement incentive payments.

Table A2.24 Historical Provincial Debt Summary(1)

	Taxpayer-Supported Debt								Total	Taxpayer-
	Provincial	Education	Health			Total			Debt	Supported
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	as a	Debt as a
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	Per Cent	Per Cent
Year	Operating	Financing	Financing	Public Transit	Other(2)	Debt	Debt(3)	Debt	of GDP	of GDP
					(millions)				(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	366	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.7	6.6
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	27.4	10.4
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.8	13.0
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	31.2	13.0
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.9	14.1
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	30.3	15.3
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	27.2	14.2
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.7	13.1
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.5	11.8
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.8	12.4
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	24.5	15.3
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.8	18.2
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.6	19.1
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.9	18.9
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	27.2	18.9
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	27.0	19.5
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	26.5	19.4
Information from 1998/99 onwards has been restated to include SUCH sector fiscal data.
1998/99	12,056	4,799	1,406	3,641	1,330	23,232	8,910	32,142	27.8	20.1
1999/2000	13,675	5,184	1,584	3,487	1,276	25,206	9,232	34,438	28.5	20.8
2000/01	12,007	5,458	1,926	4,191	1,527	25,109	8,679	33,788	25.7	19.1
2001/02	13,779	5,843	2,075	4,639	1,198	27,534	8,548	36,082	27.0	20.6
2002/03	15,447	6,124	2,146	4,786	922	29,425	7,452	36,877	26.7	21.3
2003/04	15,694	6,521	2,215	4,880	718	30,028	7,739	37,767	25.9	20.6
2004/05	14,481	6,809	2,112	4,593	662	28,657	7,169	35,826	22.8	18.2
2005/06	11,888	7,276	2,447	4,815	749	27,175	7,181	34,356	20.4	16.2

(1)    Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable. Figures for 1998/99 onwards have been restated to conform with the presentation used for 2006 and to reflect changes in underlying data.

(2)    Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

(3)    Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

Table A2.25 Provincial Taxes (as of June 2006)

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Income — Income Tax Act	Taxable Income (1) Corporate.	12% of taxable income (small business rate: 4.5%).	The Canada Revenue Agency administers BC’s personal and corporate taxes under an agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, book publishing tax credit and the film tax credit. In addition, the political contributions tax credit, royalty tax credit, the mining exploration tax credit, logging tax credit and venture capital tax credits are available to both individuals and corporations.

	(2) Personal.	Tax rates of 6.05%, 9.15%, 11.7%, 13.7% and 14.7% corresponding to tax brackets of up to $33,755, $33,755 to $67,511, $67,511 to $77,511, $77,511 to $94,121 and over $94,121.

BC provides a set of non-refundable credits equivalent to all federal non-refundable credits.

BC Family Bonus and BC Earned Income Benefit are combined with the federal government’s Canada Child Tax Benefit in a single monthly payment to families. Tax credits for claims against personal income taxes include the refundable sales tax credit, mining flow-through share tax credit and employee venture capital tax credits.

Capital — Corporation Capital Tax Act	Net BC paid-up capital.	Banks, trust companies and credit unions with net paid-up capital: greater than $1 billion — 3%; $1 billion or less or headquartered in British Columbia 1%.

Associated groups of corporations with net paid-up capital of less than $10 million are exempt from the tax. The tax rate is phased in for corporations with net British Columbia paid-up capital between $10 million and $10.25 million. There is a special flat fee for corporations above the exemption threshold but with net paid-up capital allocated to British Columbia below the threshold.

Real Property Transfers — Property Transfer Tax Act	Fair market value of property or interest in property transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.	1% on the first $200,000 of value transferred and 2% on amounts in excess of $200,000.

Exemptions include: transfers of principal residences, recreational residences and family farms to related individuals; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than 31 years in duration. A number of technical exemptions are also provided. Eligible first time home-buyers are exempt from tax on transfers of eligible properties.

Retail Sales — Social Service Tax Act	Purchase and lease price of tangible personal property, repair labour and legal services.	General rate is 7%. Liquor 10%. Passenger vehicles: under $55,000 — 7%; $55,000 to $56,000 — 8%; $56,000 to $57,000 — 9%; over $57,000 — 10%.

Collected through vendors and lessors registered under the act and paid by purchasers and lessees. The exemptions generally fall into four categories: (1) items considered to be basic necessities of life such as food and drugs; (2) specified inputs for certain sectors to enhance competitiveness such as the exemption for machinery and equipment used in manufacturing and in the natural resource industries and the exemption of specified equipment used by bona fide farmers, fishers and aquaculturists; (3) safety-related equipment designed to be worn by a worker, such as high-visibility vests and steel-toed boots, and specified general safety equipment such as life jackets; (4) energy conservation materials and equipment such as insulation material for buildings, and eligible wind, solar and micro-hydro equipment.

Accommodation — Hotel Room Tax Act	Purchase price of accommodation.	8%. Local governments may apply to have the province levy an additional tax of up to 2% on their behalf.

Exemptions include accommodation rented for a period in excess of one month; lodging provided in hospitals and nursing homes; lodging supplied to employees by employers; lodging in industrial camps; lodging on ships or trains; hotel rooms not used for accommodation; charges of $30 or less per day; charitable institutions; trailer parks and campsites; cabins without utilities and other amenities; and establishments with accommodation for less than four tenants.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price,and weight on other tobacco products.	17.9 cents per cigarette and tobacco stick; 77% of retail price on cigars to a maximum tax of $5 per cigar; 17.9 cents per gram of loose tobacco.
Motor Fuel — Motor Fuel Tax Act

Tax generally applies to all fuels used in internal combustion engines. Qualifying persons with disabilities who own or lease a vehicle are entitled to refunds of provincial tax paid up to an annual maximum of $500. In the Vancouver Regional Transit service area the province collects an additional 6 cents per litre tax on clear gasoline and motive fuel on behalf of Translink to help fund regional public and private transportation system costs. In the Victoria Regional Transit service area the province collects an additional 2.5 cents per litre on behalf of BC Transit to help fund the public transit system.

Clear gasoline (unleaded gasoline only).

14.5 cents per litre. Includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority. Of the tax collected in the Greater Vancouver Regional District, 6 cents is collected on behalf of TransLink.

Motive fuel.

15.0 cents per litre. Includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority. Of the tax collected in the Greater Vancouver Regional District, 6 cents is collected on behalf of TransLink.

Tax applies to diesel fuel or a combination of fuels

including diesel fuels, but does not include alternative motor fuels or coloured fuels. Refunds of 0.5 cents per litre are available for motive fuel used in private passenger vehicles.

	Alternative motor fuels.	Propane 2.7 cents per litre.

Natural gas and 85% methanol blends are exempt from tax.
Ethanol is exempt from tax when blended with gasoline or diesel fuel if the ethanol portion is at least 5% but less than 25%. Biodiesel is exempt from tax when blended with diesel fuel if the biodiesel portion is at least 5% and not more than 50%.

	Coloured fuel, marine diesel fuel.	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Bona fide farmers are exempt from paying the tax when fuel is used for farming purposes.

	Locomotive fuel.	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.
	Jet and aviation fuel.	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.
	Natural gas used in stationary engines.	7% of price if purchased. 1.1 cents per 810.32 litres if used but not purchased.	Tax applies to natural gas used in stationary engines other than pipeline compressors.
	Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.	Tax applies to natural gas used in a stationary engine at a pipeline compressor station.
	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt
	Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.
	Marine bunker.	Exempt	Exemption applies to bunker fuel, or a combination of bunker and other fuels used as fuel in a ship.
	Marine gas oil.	Exempt	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.
— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.
Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.
Insurance — Insurance Premium Tax Act	Direct premiums written.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance and 4 percent for other insurance.

Exemptions — benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2006, the rates are set so that total non-residential rural tax revenues increase by inflation plus new construction. For 2006, the rates are 0.05% for farms; 0.047% for managed forest lands; 0.070% for residential; 0.120% for recreational property/non-profit organizations; 0.36% for light industry, business and other property not contained in any other class; 0.412% for utilities; 0.45% for major industry.

Some exemptions apply under various statutes.
Residential school tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2006 rates range from about 0.169% to 0.9%; weighted average 0.25%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. School districts may levy additional tax if authorized by local referendum. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district.

Non-residential school tax — School Act	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2006, the rates are set so that total non-residential school tax revenues increase by inflation plus new construction. For 2006 the rates are 0.42% for recreational property/non-profit organizations; 0.21% for managed forest land; 0.68% for farms; 0.92% for light industry, business and other property not contained in any other class; 1.25% for major industry; 1.49% for utilities.

Some exemptions apply under various statutes.

Table A2.26 Interprovincial Comparisons of Tax Rates – 2006

(Rates known as of June 30, 2006)(1)

									Prince
	British		Saskat-				New	Nova	Edward	New-
Tax	Columbia(2)	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	foundland
Corporation income tax(3)
(per cent of taxable income)
General Rate	12	10	17	14.5	14	9.9	13	16	16	14
Manufacturing Rate	12	10	10	14.5	12	9.9	13	16	16	5
Small Business Rate	4.5	3	5	4.5	5.5	8.0	1.5	5	5.4	5
Small Business Threshold ($000s)	400	400	300	400	400	400	475	300	300	300

Corporation Capital Tax(4)
Non-financial	Nil	Nil	.6	.3/.5	.3	.525	.25	.25/.5	Nil	Nil
Financial	1.0/3.0	Nil	.7/3.25	3.0	.6/.72/.9	1.05	3.0	4.0	5.0	4.0

Health Care Premiums(5)
Individual/family	54/108	44/88	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Payroll tax(6) (per cent)	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0

Insurance premium tax (per cent)(7)	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4

Fuel tax (cents per litre)(8)
Gasoline	14.5	9.0	15.0	11.5	14.7	22.4	22.3	23.4	20.5	24.6
Diesel	15.0	9.0	15.0	11.5	14.3	23.3	24.8	22.9	20.9	24.7

Sales tax (per cent)
General rate	7	Nil	7	7	8	7.4	8	8	10	8
Liquor	10	Nil	10	7	12	7.4	8	8	37.5	8
Meals	Nil	Nil	Nil	7	8	7.4	8	8	10	8
Accommodation	8	5	7	7	5	7.4	8	8	10	8

Tobacco tax (dollars per carton of 200 cigarettes)(9)	35.80	32.00	39.20	39.90	25.95	20.60	28.20	36.30	34.90	39.50

(1)   Rates shown are those known as of June 30, 2006 and that are in effect for 2006.

(2)   British Columbia rates are those announced in the February 21, 2006 Budget.

(3)   Effective July 1, 2006, Saskatchewan’s general rate is reduced to 14 per cent and the small business threshold is increased to $400,000, New Brunswick’s small business rate is reduce to 1 per cent and its business threshold is increased to $500,000.

(4)   Ontario has a deduction of $10 million for all corporations; Manitoba has a $5 million deduction and the higher rate applies to corporations with taxable capital in excess of $10 million; Saskatchewan has a $10 million deduction with up to an additional $10 million proportional to wages and salaries paid in the province; Quebec has a $600,000 deduction. Large Saskatchewan resource corporations are assessed a surcharge on the value of Saskatchewan resource sales. Ontario and Quebec have an additional surcharge or compensation tax on financial institutions.

(5)   British Columbia has a two-person rate of $96. British Columbia and Alberta offer premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Ontario and Quebec levy health care contributions as additions to provincial personal income taxes payable.

(6)   Provinces with payroll taxes provide payroll tax relief for small businesses.

(7)   The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.

(8)   Tax rate is for regular fuel used on highways. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority. The rates do not include regional taxes. The tax rates for Quebec, New Brunswick, Nova Scotia and Newfoundland include provincial sales tax based on current pump prices. The rate for PEI includes a 10% tax on the estimated wholesale price.

(9)   Includes estimated provincial sales tax where applicable.

Table A2.27  Summary of Major Tax Changes Announced in 2006

Income Tax Act

•      The BC Mining Flow-through Share Tax Credit is extended to 2008.

•      The enhanced rates for the Film Incentive BC and Production Services tax credits are extended to 2008.

Medicare Protection Act

•      The Medical Services Plan Premium Assistance program is enhanced.

Social Service Tax Act

•      Labour charges payable on services related to computer software are exempt.

•      The production machinery and equipment (M&E) exemption is expanded to apply to businesses that primarily provide manufacturing “services” to manufacturers that are eligible for the M&E exemption.

•      The M&E exemption was expanded to include parts used to assemble exempt M&E. Materials are still subject to tax.

•      Vehicle Surtax Threshold for passenger vehicles was increased from $49,000 to $55,000.

Insurance Premium Tax Act

•      A tax exemption for health care insurance premiums received by non-profit extra-provincial health insurance corporations for medical service and health care plans contracted with BC residents was introduced retroactive to January 1, 1997.

Small Business Venture Capital Act

•      The annual tax credit budget is increased to $25 million from $20 million.

Homeowner Grant Act

•      Effective for the 2006 tax year, the basic homeowner grant is increased to $570 from $470. For those recipients who are 65 or older, disabled, or a veteran, the grant is increased to $845 from $745. As well, effective for the 2006 tax year, the threshold for the phase-out of the homeowner grant is increased to $780,000 from $685,000. This change ensures that in excess of 95 per cent of homeowners are eligible for the full grant. For properties valued above the threshold of $780,000, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

Appendix 3

Constitutional

Framework

Appendix 3 – Constitutional Framework

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled Crown colonies, one on Vancouver Island and a second on the mainland. In 1866, the Union Proclamation joined these two colonies to form the Crown Colony of British Columbia, and on July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 79 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule – the second Tuesday in February each year is reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.